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                                  EXHIBIT 10.25
                               FORMATION AGREEMENT
                                      WITH
                                     SOFINOV


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                               FORMATION AGREEMENT

                  This Agreement to Form (the "Formation Agreement") is entered into as of the 7th day of August, 1996 by and between Hydrogen Burner Technology, Inc., a California Corporation ("HBT") and Sofinov Societe Financiere d'Innovation Inc., a Quebec Corporation ("Sofinov") with reference to the following facts:

         A. HBT is the sole owner of certain rights in and to the patents and pending patents described in the PHS License (as defined in Section 2.2B below) (the "Licensed UOB-TM Patents"). Generally, the Licensed UOB-TM- Patents relate to what is referred to as "Underoxidized Burner Technology" (the "UOB-TM-Technology"). The terms "UOB-TM- Technology", "Licensed UOB-TM- Patents", "UOB-TM-Systems", and "Tradenames" and "Trademarks", shall have the respective meanings assigned to them in the PHS License.

         B. HBT formed Phoenix Gas Systems LLC ("PGS") as a California limited liability company, and currently has a ninety-seven percent (97%) membership interest in the profits and losses of PGS. Two parties now have the right to acquire from PGS an additional 2% membership interest, which would reduce HBT's interest to 95%. It is possible that a strategic partner may acquire from PGS an additional 5% membership interest for no less than $1,250,000 before or after Sofinov has made its contribution, which would decrease the Membership Interests of HBT and the Sofinov Affiliate referred to below.

         C. To partially exploit the UOB-TM- Technology, HBT granted a license (the "PGS License") to PGS with respect to the field of use described therein.

         D. HBT requires additional capital to exploit the UOB-TM-Technology, which Sofinov has agreed to provide by acquiring a membership interest in PHS (as defined in Paragraph E below) and PGS subject to the terms and conditions herein set forth.

         E. HBT and Sofinov have agreed to form a California limited liability company, which will be known as Phoenix Hydrogen Systems LLC ("PHS"), for exploitation of the UOB-TM- Technology. To that end, HBT will license to PHS the Licensed UOB-TM- Patents, the UOB-TM- Technology, the Tradenames and Trademarks in contemplation of PHS being a sublicensor to PGS and one or more other operating companies.

                  NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, HBT AND SOFINOV AGREE AS FOLLOWS:

                  1. FORMATION OF PHS. On or before the Closing Date (as defined in Section 2.1 below) HBT and one of the "Sofinov Affiliates" (as described below), shall file Articles of Organization for PHS and execute an Operating Agreement for PHS substantially in the form attached hereto as Exhibit
A. Appropriate provisions of this Formation Agreement will be incorporated in said Operating Agreement for PHS.


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                  2.       INVESTMENT BY SOFINOV AND HBT IN PHS.

                           2.1      AMOUNT AND TIMING OF INVESTMENT BY SOFINOV.
Subject to the conditions precedent set forth in Section 2.2 below, Sofinov, through two affiliates (each a "Sofinov Affiliate" and both, the "Sofinov Affiliates") shall contribute Four Million Dollars ($4,000,000) (the "Sofinov Contribution") in the aggregate to the capital of PHS and PGS and acquire a 30% membership interest in PHS (the "PHS Interest") and a membership interest in PGS equal to 30% of HBT's membership interest in PGS immediately preceding this transaction subject to the provisions of Paragraph B on page 1 hereof (the PGS Interest," and together with the PHS Interest, the "Interests"). The Sofinov Contribution shall be made on August 23, 1996 or such other date as the parties may reasonably agree upon (the "Closing Date"), at a closing (the "Closing") to be held at the offices of Alschuler Grossman & Pines LLP, 2049 Century Park East, 39th Floor, Los Angeles, California 90067.

                           2.2      CONDITIONS TO CLOSING. Sofinov's obligation
to make the Sofinov Contribution is conditioned upon the occurrence of each of the following, each, any or all of which may be waived by Sofinov.

                                    A.       The PGS License shall have been
assigned by HBT to PHS and shall have been modified to conform to the requirements of the PHS License (including its conversion into a sublicense) and this Formation Agreement. The form of the PGS License, as so amended, is attached hereto as Exhibit B.

                                    B.       HBT and PHS shall have executed a
license (the "PHS License") (in the form attached hereto as Exhibit C), whereby HBT grants to PHS, in perpetuity (but in the event this is not permitted then for the longest period permitted by law), subject only to the provisions of the PGS License (as amended) as to a certain field of use, an exclusive, irrevocable worldwide license for the use, exploitation, and sublicense of the Licensed UOB-TM- Patents, the UOB-TM- Technology and the Tradenames and Trademarks.

                                    C.       The members of PGS shall have
executed a revised Operating Agreement for PGS to conform to the requirements of this Formation Agreement substantially in the form attached hereto as Exhibit D.

                                    D.       Each of the agreements referred to
in Schedule A hereto (collectively, along with this Formation Agreement, referred to as the "Documents") shall have been duly executed and delivered; and each act required by the Documents shall have been performed.

                                    E.       RIGHT OF FIRST REFUSAL GRANTED BY
HBT SHAREHOLDERS. HBT shall have delivered to Sofinov an agreement (the "First Refusal Agreement") executed by each of the current shareholders of HBT (in the form attached hereto as Exhibit E) granting to Sofinov a right of first refusal to purchase the HBT shares owned by them. HBT shall require that any new shareholder of HBT execute the First Refusal Agreement as a condition to acquiring any shares of HBT, and HBT shall amend its Articles of Incorporation, if required,


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and legend each of its share certificates to provide notice that the shares of
HBT are subject to the terms and conditions of a First Refusal Agreement dated as of August 23, 1996, a copy of which is available for examination in HBT's office.

                                    F.       All corporate and other proceedings
to be taken and all waivers and consents, approvals, qualifications and/or registrations required to be obtained or effected in connection with the issuance, execution, delivery and performance of the Documents and transactions contemplated thereby shall have been taken, obtained or effected and all documents incident thereto shall be satisfactory in form and substance to both parties. Any filings required to be made to the State of California in connection with the formation of PHS shall have been made.

                                    G.       Sofinov shall have received from
counsel for HBT its attorney's opinion letter addressed to Sofinov, dated as of the Closing Date, substantially in the form attached hereto as Exhibit F.

                                    H.       The benefits of each
UOB-TM- Technology Contract (as defined in Section 7.12) covered by the PGS License shall have been assigned to PGS.

                                    I.       HBT and PGS shall not, between the
date of this Formation Agreement and the Closing Date, have (i) suffered any material adverse change; or (ii) entered into any material contract, including the sale of shares or issuance of membership interest, except as contemplated by Paragraph B of the Preamble and Sections 2.1 and 2.3 hereof. HBT and PGS shall, between the date of this Formation Agreement and the Closing Date, have operated their businesses in the ordinary course.

                                    J.       Each representation and warranty
made by each party hereto shall be true, complete and correct in all material respects on and as of the Closing Date.

                           2.3      INVESTMENT BY HBT. On or before the Closing
Date, HBT shall contribute to PHS the PHS License which the parties agree has a fair market value of Nine Million Three Hundred Thirty Three Thousand Three Hundred Thirty Three Dollars ($9,333,333). In consideration thereof, HBT will receive a 70% membership interest in PHS.

                           2.4      STRUCTURING. HBT acknowledges that it has
been advised that (a) Sofinov intends to ultimately dispose of the interests and any other interest it may acquire in any other operating company yet to be created to exploit the Licensed UOB-TM- Patents and the UOB-TM- Technology, such disposal to be effectuated by means of a sale of stock in a corporation, (b) Sofinov will make its investments in PHS, PGS and all other operating companies through one or more entities controlled by Sofinov, and (c) each such separate entity may be merged or otherwise consolidated with PGS or another operating company, as the case may be, concurrently with or following the incorporation of such operating company in anticipation of an Initial Public Offering or otherwise. Each party shall use its best efforts to accommodate the others' structuring needs and preferences.


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                           2.5      USE OF SOFINOV CONTRIBUTION. The parties
agree that the Sofinov Contribution will be used consistent with the uses described in Schedule B hereto.

                  3. RESTRICTION ON TRANSFERS AND HYPOTHECATION. HBT agrees that it will not voluntarily or by operation of law, assign, hypothecate, give, transfer, mortgage, sublet, license, or otherwise transfer or encumber, or allow a lien to be placed upon all or any part of the Licensed UOB-TM- Patents or the UOB-TM- Technology.

                  4. PARTICIPATION IN HBT BOARD MEETING. At all times while Sofinov has any interest of no less than ten percent (10%) in PHS, PGS or any affiliate of either of them (including the operating companies to be formed pursuant to Section 8) HBT shall give written notice (the "Meeting Notice") to Sofinov prior to each meeting or action in lieu of a meeting by HBT's Board of Directors (the "HBT Board"). The form, substance and date of delivery of each Meeting Notice shall be identical to the notices given to each member of the HBT Board. Sofinov shall be permitted to designate one or more nominees (but only one at a time) who shall be permitted to attend and participate in, but not vote at, each meeting of the HBT Board. The action taken by the HBT Board in approving the execution of this Formation Agreement and the consummation of the transactions contemplated hereby shall be deemed to be the approval of the HBT Board of this Section 4. If requested by Sofinov, HBT shall amend its By-Laws or other organizational documents to reflect and evidence the obligations described hereunder.

                  5.       REIMBURSEMENT FOR CERTAIN FEES AND COSTS. PHS shall,
(a) upon demand by Sofinov (which demand may only be made if and after the Sofinov Affiliate has made the Sofinov Contribution) reimburse Sofinov for legal fees and expenses incurred by Sofinov, and (b) upon demand by HBT reimburse HBT for reasonable legal fees and expenses incurred by HBT; in the case of each of Sofinov and HBT, up to a maximum of Fifty Thousand Dollars ($50,000), in connection with the negotiation and preparation of the Documents and transactions referred to herein.

                  6. REPRESENTATIONS AND WARRANTIES BY SOFINOV. Sofinov represents and warrants to HBT as follows:

                           6.1      ORGANIZATION; POWER AND AUTHORITY OF
SOFINOV. Sofinov is a corporation duly organized, validly existing and in good standing under the laws of the Province of Quebec, Canada with the requisite corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated by this Formation Agreement and the other Documents executed by it.

                           6.2      ORGANIZATION; POWER AND AUTHORITY OF THE
SOFINOV AFFILIATES. On or prior to the Closing Date, each of the Sofinov Affiliates will be a corporation and/or limited liability company (as the case may be) duly organized, validly existing and in good standing under the laws of the State of California, each with the requisite power and authority to own, lease and operate its properties, to carry on its business as presently conducted and as


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proposed to be conducted and to carry out the transactions contemplated by this Formation Agreement and the other Documents executed in connection with any of the foregoing.

                           6.3      INVESTMENT INTENT.

                                    A.       Sofinov and the Sofinov
Affiliates will be acquiring the Interests for their own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933.

                                    B.       Sofinov understands that (i) the
Interests have not been registered under the Securities Act of 1933 and (ii) the Interests must be held by the Sofinov Affiliates unless a subsequent disposition thereof is registered under the Securities Act of 1933 or is exempt from registration thereunder.

                                    C.       Sofinov represents that it has
not employed any broker or finder in connection with the transactions contemplated by this Formation Agreement.

                                    D.       Sofinov further represents that
it and the Sofinov Affiliates are (or, as applicable, will be) each an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933.

                           6.4      AUTHORIZATION. The execution and delivery
of this Formation Agreement and the other Documents to which Sofinov or any Sofinov Affiliate, as each appears as a party to each of these agreements, is or will be a party have been duly authorized by each (as applicable) and this Formation Agreement and the other Documents are valid and legally binding obligations of Sofinov or any such Sofinov Affiliate, as the case may be, enforceable against it in accordance with their respective terms.

                           6.5      CONFLICT. The execution, delivery and
performance by Sofinov or any Sofinov Affiliate, as the case may be, of this Formation Agreement and the other Documents to which each is a party do not violate, conflict with or constitute a breach or default in any material respect under any material contract, agreement or instrument to which Sofinov or any such Sofinov Affiliate is a party or by which either is bound.

                           6.6      CONTINUING EFFECT OF REPRESENTATIONS.
Each representation made in this Section 6 and elsewhere in the Formation Agreement shall be true, correct and complete in all material respects as of the Closing Date.

                  7. REPRESENTATIONS AND WARRANTIES BY HBT. HBT represents and warrants to Sofinov as follows:

                           7.1      ORGANIZATION; POWER AND AUTHORITY. HBT is
a corporation duly organized, validly existing and in good standing under the laws of the State of California with the requisite corporate power and authority to own, lease and operate its properties, to carry

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on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated by this Formation Agreement and the other Documents.

                           7.2      CORPORATE POWER; AUTHORIZATION OF THE
DOCUMENTS; NO CONFLICTS. HBT has the corporate power to execute, deliver and perform its obligations under this Formation Agreement and the other Documents to which it is a party. The execution, delivery and performance by HBT of the Documents to which it is a party have been duly authorized by all requisite corporate and shareholder action by HBT and each such Document constitutes a legal, valid and binding obligation of HBT, enforceable against it in accordance with its terms. The execution, delivery and performance of the Documents to which HBT is a party and the consummation of the transactions contemplated thereby and compliance with the provisions thereof by HBT, the acquisition by Sofinov of the Interests and the contribution of the PHS License will not (a) violate or conflict with any provision of any applicable law, or any ruling, writ, injunction, order, judgment or decree of any governmental authority (a "Judgment") applicable to HBT, PHS or PGS or any of their respective properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any note, indenture, guaranty or mortgage or any material lease, license, franchise, contract, agreement, commitment, arrangement, understanding or instrument, oral or written, to which HBT, PHS or PGS is a party or by which any of their respective properties or assets is bound or affected or (c) result in the creation or imposition of any encumbrance upon any of the material properties or assets of HBT, PHS or PGS.

                           7.3      AUTHORIZATION. The authorization,
issuance, and delivery of the Interests has been duly authorized by all requisite corporate and shareholder action of HBT and manager and member action of PHS and PGS and, when issued and delivered in accordance with the terms of the Documents, the Interests will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and not subject to preemptive or any other, similar rights. The terms, designations, powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations, and restrictions, of the Interests are as stated in the respective Operating Agreements for PHS and PGS.

                           7.4      NO CONSENT OR APPROVAL REQUIRED. No
consent of any natural person, company, partnership, joint venture, corporation, business trust, unincorporated organization or other entity (a "Person") and no consent, approval or authorization of, or declaration to or filing with, any federal, state, municipal or other government department, commission, board, bureau, agency or instrumentality, or any court, arbitral tribunal or arbitrator, and any nongovernmental regulating body, to the extent that the rules and regulations or orders of such body have the force of law, in each case whether of the United States of America or any foreign country (a "Governmental Authority"), is or will be required for the valid authorization, execution and delivery of any Document to which HBT, PHS or PGS is a party or for the consummation of the transactions contemplated thereby, or for the valid authorization, issuance and delivery of the Interests, other than those consents,

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approvals, authorizations, declarations or filings which have been obtained or made, as the case may be.

                           7.5      PROPRIETARY RIGHTS.

                                    A.       HBT is the sole owner of, and
has the sole right to use, the Licensed UOB-TM- Patents, the UOB-TM-Technology, the Tradenames and the Trademarks, free and clear of any liens, claims, encumbrances or other rights, subject only to the PHS, License and the PGS License.

                                    B.       The Licensed UOB-TM- Patents and
the UOB-TM- Technology (as of the Closing Date) represent all of HBT's rights in or relating to all inventions, technology and information acquired by or licensed to HBT relating to the UOB-TM-.

                                    C.       Following its due execution and
delivery, the PHS License will be a valid and legally enforceable agreement.

                                    D.       Except as set forth in the PHS
License and the PGS License, no royalties, percentages, honoraria, fees or payments of any kind are or will be payable by PHS and PGS, respectively, to any other Person by reason of their respective exploitation and use of the Licensed UOB-TM- Patents and the UOB-TM- Technology.

                                    E.       HBT has no knowledge, and has no
reason to believe that (a) any of the rights associated with the PHS License and the PGS License violate, or will violate any contract of HBT with any Person, or infringes, or will infringe, any intellectual property rights of any Person, and (b) there exists any prior art that is more pertinent to the patentability of the UOB-TM- Technology than the references cited by the U.S. Patent and Trademark Office in connection with prosecution of the Licensed UOB-TM- Patents (as of the Closing Date). There is no pending nor threatened claim nor litigation contesting the validity of or HBT's exploitation rights in and to the UOB-TM- Technology nor has HBT received any notice that any of the UOB-TM- Technology conflicts, or will conflict, with the asserted rights of others.

                                    F.       Following modification of the
PGS License, as provided above, neither PGS (except under the PHS/PGS License) nor any other Person (other than PGS, Southern California Gas (pursuant to the agreement described in Section 7.5G below), and Unitel (pursuant to the agreement described in Section 7.5G below), will have any exploitation rights or any other rights in and to the Licensed UOB-TM-Patents or the UOB-TM- Technology.

                                    G.       Except for (i) the PHS License,
(ii) the PGS License, (iii) the Agreement for Hydrogen Producing Underoxidized Burners dated June 15, 1993, between HBT and the Southern California Gas Company, and (iv) the Agreement dated March 28, 1996 between HBT and Unitel Technologies, Inc. for distribution of UOB-TM- Systems in India, HBT on behalf of itself, PGS, PHS or any other Person, has not granted or transferred,

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or agreed to grant or transfer, any exploitation rights or other right or interest in and to the Licensed UOB-TM- Patents or the UOB-TM- Technology, except that PGS has entered into a loan and security agreement with Peter/Mat Partners and others dated July 1, 1996, pursuant to which PGS has granted to Peter/Mat a security interest in all of PGS, equipment and inventory.

                           7.6      LITIGATION. There is no action, suit,
claim, arbitration, proceeding or investigation at law or in equity or by or before any Governmental Authority now pending or threatened against or affecting HBT, PGS, PHS, the Licensed UOB-TM- Patents, the UOB-TM-Technology, the Tradenames or the Trademarks. There are no judgments to which HBT or PGS is a party or by which any of its properties or assets are bound.

                           7.7      NO DEFAULTS. Neither HBT nor PGS is in
default under its Articles of Incorporation or By-Laws or its Articles of Organization, as applicable, or any Contract (as defined in Section 7.12). There exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would constitute, a default under any of the foregoing.

                           7.8      EQUITY INVESTMENTS. Except for its
interest in PHS (when formed), PGS and its former interest in PGS, Inc., a California corporation that was dissolved in December 1995, HBT has never had, nor does it presently have, any subsidiaries, nor has it owned, nor does it presently own, any capital stock or other proprietary interest, directly or indirectly, in any Person.

                           7.9      CAPITALIZATION. The authorized and issued
capital stock of HBT and the owners thereof are as set forth in Schedule C hereto.

                           7.10     PGS INTEREST. The membership interests
in, and the capital contributions to, PIGS are as reflected in Schedule D attached hereto. Prior to the Closing Date, HBT will not transfer or issue, or cause or allow PGS to transfer or issue, any other interest in the profits and losses of PGS, except that HBT shall, at any time prior to the Closing Date be permitted (after notice to Sofinov) to cause PGS to issue to a strategic partner a five percent (5%) interest in the profits and losses of PGS for a capital contribution, in cash, of no less than One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

                           7.11     TRUE AND CORRECT COPIES. From the
inception of the relationship between HBT and Sofinov until the date of execution of this Formation Agreement each party has delivered, or caused to be delivered, to the other copies of agreements, correspondence and other documents (collectively, the "Due Diligence Documents"). Each of the Due Diligence Documents is (and will be) a true and correct copy of its original, unless a copy of a copy, in which event it is (and will be) a true and correct copy of such copy.

                           7.12     MATERIAL CONTRACTS. Attached hereto as
Schedule E is a complete and accurate list of all material contracts, indentures, mortgages, agreements, leases, licenses, purchase orders, sales orders, and other instruments to which either HBT or PGS is a party or by which either of them is bound (the "Contracts"). All of the Contracts listed on Schedule E

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are in full force and effect and are valid and binding obligations of the parties thereto. To the knowledge of HBT, no party to a Contract has given notice of termination of, or taken any action inconsistent with the continuation of, the Contract. HBT has provided to Sofinov complete and accurate copies of each Contract listed on Schedule E. Each contract and sales order entered into by HBT or PGS in connection with the exploitation of the UOB-TM- Technology is listed on Schedule E, and is so identified (the "UOB-TM- Technology Contracts").

                           7.13     COMPLIANCE WITH LAW. To the best of HBT's
knowledge and belief, the UOB-TM- Technology and each product produced as a result of the exploitation of the UOB-TM- Technology complies with all United States laws which govern the development, use, or sale of the UOB-TM-Technology.

                           7.14     CONTINUING EFFECT OF REPRESENTATIONS.
Each representation made in this Section 7 and elsewhere in this Formation Agreement shall be true, correct and complete in all material respects as of the Closing Date.

                  8.       FORMATION OF OPERATING COMPANIES.

                           8.1      OPERATING COMPANIES. Sofinov and HBT
intend to create and own a variety of operating companies. Each operating company shall sublicense from PHS the right to use the Licensed UOB-TM- Patents, the UOB-TM- Technology, the Tradenames and the Trademarks in the exploitation of a specified field of use for the UOB-TM- Technology. All of the terms, conditions, rights, obligations, and requirements described in this Section 8 shall apply to each of the operating companies so formed, including PGS, and shall be set forth in the operating agreement and/or other appropriate operational or organizational document for each of the operating companies as required.

                           8.2      OWNERSHIP INTERESTS.

                                    A.       Except for PGS, each operating
company shall be owned as to (a) 70% by HBT; and (b) 30% by one or more newly formed California corporations (or limited liability companies), each of which shall be 100% owned by one or more companies designated by Sofinov (the "Sofinov Subsidiary"); provided, however, that each operating company's ownership shall be subject to dilution as described below.

                                    B.       Upon the agreement of Sofinov
and HBT to form a new operating company to exploit a new field of use of the UOB-TM- Technology, Sofinov (through the Sofinov Subsidiary) shall have the first right to make the full amount of the required capital investment, or a lesser contribution. If the Sofinov Subsidiary elects to make the full investment, the new operating company shall be owned 70% by HBT and 30% by the Sofinov Subsidiary. If Sofinov declines to make the full investment, or Sofinov and HBT do not agree on the ownership interest that the Sofinov Subsidiary would receive in exchange for its capital contribution, the parties may seek a third party investor. If a third party agrees to make the investment (the "Investment"), HBT's 70% interest and the Sofinov Subsidiary's 30% interest will be equally diluted (i.e., if the third party makes the investment for 20% of the company,

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both HBT's interest and the Sofinov Subsidiary's, interest will be diluted by
20%, leaving the third party with 20%, HBT with 56%, and the Sofinov Subsidiary with 24%).

                                    C.       After a third party offer is
made, Sofinov and HBT shall first have a joint right of first refusal, to be exercised by written notice to be delivered to each other within thirty (30) days of receipt by both parties of any bona fide third party offer, which the parties intend to accept, to match the third party offer, Sofinov and HBT contributing 30% and 70% of the Investment, respectively. In the event that Sofinov and HBT both elect to exercise their joint right of first refusal, and make a capital contribution of 30% and 70% respectively of the Investment, then the percentage ownerships of the Sofinov Subsidiary and HBT remain at 30% and 70% respectively.

                                    D.       In the event HBT shall not have
accepted, or not timely have accepted, its (joint) right of first refusal in accordance with Section 8.2C, then Sofinov shall have a right of first refusal to match the third party offer for such portion of the Investment as will cause Sofinov to have a percentage interest in the Company which together with its diluted interest will add up to a maximum of 30%. Such right of first refusal shall be exercised by written notice to be delivered to HBT within sixty (60) days of Sofinov's original receipt of the bona fide third party offer. In that event, the Sofinov Subsidiary will receive a proportionate ownership in the Company that the third party was to receive, and it will retain its diluted interest in the Company. (In the case that the third party was to receive a 20% interest for the entire Investment, the Sofinov Subsidiary would receive 6% for contributing 30% of the Investment, plus retaining its 24%, HBT would retain its 56%, and the third party would receive a 14% interest for contributing 70% of the Investment.)

                                    E.       The number of days within which
the rights of first refusal provided for in Sections 8.2C and 8.2D are to be exercised shall be proportionally reduced when the third party offer is valid for a number of days less than sixty-five (65) days.

                           8.3      ROYALTY PAYMENTS FOR RIGHT TO USE THE
UOB-TM- TECHNOLOGY. At the time of the formation of each operating company, HBT and Sofinov shall mutually agree to the amount of the royalty payment due from the operating company to PHS in consideration of PHS' sublicensing the Licensed UOB-TM- Patents, the UOB-TM Technology, the Tradenames and the Trademarks to the operating company with respect to certain field of use. Subject to paragraph 7.2 of the PHS License attached hereto as Exhibit C, to the extent the royalty payments from the operating companies are greater than the payment due from PHS to HBT, PHS shall retain the difference.

                           8.4      INITIAL PUBLIC OFFERING, REPURCHASE OF
STOCK.

                                    A.       HBT and Sofinov shall use their
reasonable efforts to complete an IPO for each operating company (not HBT), as soon as market and business conditions warrant.

                                    B.       During the ten (10) year period
following the formation of the operating company (except that for PGS, the ten (10) year period commences on the Closing Date), the timing, terms and pricing of any IPO shall be subject to Sofinov's consent, which consent shall not be unreasonably withheld.

                           8.5      RIGHT OF FIRST REFUSAL; COME ALONG RIGHTS.

                                    A.       The Sofinov Subsidiary and the
Co-Owner(s) of the operating company (as defined in Section 8.7) shall grant to each other a right of first refusal to match any third party offer received by either of them for the sale of all or any portion of such party's interest or stock in the operating company, provided, however, that the remaining party shall not be required to match any unique terms offered by the third party but shall instead have the right to offer cash to the selling party in an amount equivalent to such unique terms.

                                    B.       The Sofinov Subsidiary and the
Co-Owner(s) of the operating company shall grant to each other "come along" rights, whereby if either of them receives a third party offer for the sale of all or any portion of such party's interest or stock in the operating company, the other party shall be permitted to participate, pro rata, in such sale.

                           8.6      PUT OPTION. Each investment by a Sofinov
Subsidiary in a new operating company (other than PGS) is hereinafter referred to in this Section 8.6 as an "Investment" or the "Investments" and the interest (such as, but not limited to membership interests and shares of stock) evidencing the investment is hereinafter referred to as "Sofinov's Interest." HBT shall provide to Sofinov and each Sofinov Subsidiary an exit strategy for each of its Investments by granting to each Sofinov Subsidiary the options (each, a "Put Option") described in this Section 8.6.

                  Upon a Sofinov Subsidiary's exercise of its Put Option with respect to its specific Investment, the "Co-Owner(s)" (as that term is defined below) shall be jointly and severally required to repurchase (subject to the provisions of Section 8.6K) Sofinov's Interest at its then fair market value. As used herein, the word "Co-Owner" refers to each person or entity who is the co-owner, directly or indirectly, of not less than six percent (6%) of the entity in which the Sofinov Subsidiary has made the Investment.

                  The terms of each Put Option shall be:

                                    A.       For each Investment, each
Sofinov Subsidiary shall have a separate Put Option.

                                    B.       Each Put Option shall terminate
upon the occurrence of an IPO for the company in which the Sofinov Subsidiary has made the Investment.

                                    C.       The Sofinov Subsidiary may
exercise its Put Option only by giving written notice (the "Exercise Notice") to the Co-Owner(s) of its intent to so exercise such Put Option.

                                    D.       Each Put Option may be exercised
only on a date that is not earlier than six (6) years after the date that the Sofinov Subsidiary first made its Investment.

                                    E.       For a period of no less than
thirty (30) days after the Sofinov Subsidiary gives the Exercise Notice, the Sofinov Subsidiary and the Co-Owners shall attempt to agree upon a price for Sofinov's Interest. If they are unable to agree, then, on any date which is more than thirty (30) days after the Exercise Notice, the Sofinov Subsidiary may notify the Co-Owner(s) (the "Appraisal Notice") that it intends to determine the fair market value of Sofinov's Interest through an appraisal mechanism. The Appraisal Notice shall be accompanied by the name of the Appraiser ("Sofinov's Appraiser") selected by the Sofinov Subsidiary to appraise Sofinov's Interest. Within thirty (30) days after the Appraisal Notice, the Co-Owner(s) shall notify (the "Counter-Appraisal Notice") the Sofinov Subsidiary of the name of the appraiser the Co-Owner(s) has selected to appraise Sofinov's Interest. During the ninety (90) day period following the date of the Counter Appraisal Notice the two appraisers shall separately determine the fair market value of Sofinov's Interest. The operating company shall provide the Appraisers with an in-house financial statement as close as possible to the "Exercise Date". The ninety (90) day period shall be extended by the time it takes to provide the in-house financial statements, including both Profit and Loss and Balance sheet.

                                    F.       If the Co-Owner(s) fails or
refuses to select an appraiser within the thirty (30) day period, then the value of Sofinov's Interest as determined by Sofinov's Appraiser shall be deemed to be its fair market value.

                                    G.       If the fair market value of
Sofinov's Interest, as determined by one of the appraisers, is within ten percent (10%) of the value as determined by the second appraiser, then the fair market value shall be deemed to be the average of the two appraisals. If the difference in the valuations of the two appraisers is more than ten percent (10%), then the two appraisers shall select a third appraiser (the "Third Appraiser") who shall, within ninety (90) days after his appointment, determine the fair market value of Sofinov's Interest, which may not, in any event, be lower than the lowest nor higher than the highest of the values as determined by Sofinov's Appraiser and the Co-Owner's appraiser.

                                    H.       Each appraiser selected must be
experienced in appraising businesses of the type being appraised.

                                    I.       The fair market value of
Sofinov's Interest shall be determined without reference to a minority discount or a control premium.

                                    J.       The Sofinov Subsidiary shall pay
the fees for Sofinov's Appraiser; the Co-owner(s) shall pay the fees for the Co-Owner's appraiser; and the Sofinov

Subsidiary and the Co-owner(s) shall each pay one half (1/2) of the fees for the Third Appraiser.

                                    K.       Subject to the provisions of
Section 8.6L, within one hundred twenty (120) days after determination of the fair market value of Sofinov's Interest (a) the Sofinov Subsidiary shall transfer the Sofinov Interest to the Co-Owner(s) and (b) the Co-Owner(s) will pay the Sofinov Subsidiary, in cash, the fair market value for the Sofinov Interest. The transfer by the Sofinov Subsidiary shall be without any representations or warranties except that the Sofinov Subsidiary (1) owns the Sofinov Interest free and clear of any liens or encumbrances and (2) is lawfully empowered to transfer the Sofinov interest to the Co-Owner(s).

                                    L.       In the event of failure of the
Co-Owner(s) to purchase the Sofinov Interest as described in this Section 8.6, the Co-Owner(s) and Sofinov shall work together, in good faith, to sell the operating company (or its assets). If the Co-Owner(s) fail to actively and aggressively market the operating company in good faith (with the active assistance of Sofinov), and/or if the joint efforts of the Co-Owner(s) and Sofinov do not result in the sale of such company at the best available price for a period of one year following the 120 days referred to in Section 8.6K, then Sofinov (or the Sofinov Subsidiary, as applicable) shall have the right to vote the shares or ownership interests of the Co-Owner(s) for the sole purpose of (a) electing a committee of the Board of Directors or Managers that will be fully authorized to bind such Board of Directors or managers to pursue a sale of the operating company, and (b) voting as shareholders or members to approve a sale of the company at a price and on terms that are reasonably acceptable to Sofinov. The proceeds of the sale of the operating company pursuant to this Section 8.6L shall be allocated among the shareholders or members (as the case may be) in accordance with their respective equity interests in the operating company. Alternatively, the Sofinov Subsidiary may offer to purchase, for cash, all of the direct or indirectly held interest of HBT in the operating company at its then current fair market value, determined in accordance with the appraisal procedures described in this Section 8.6. The Sofinov Subsidiary shall give HBT written notice of its offer to purchase, which offer HBT shall accept, and the closing of the sale shall be consummated within thirty (30) days of the delivery to HBT of the Sofinov Subsidiary's offer to purchase.

                           8.7      CERTAIN GOVERNANCE ISSUES.

                                    A.       Each operating company
("Company") shall have a board (the "Board") consisting of seven managers (if an LLC) or seven directors (if a corporation). The members (if an LLC) or the shareholders (if a corporation) of each Company shall meet at least once per year. The managers (if an LLC) or the directors (if a corporation) of each Company shall meet at least once every three (3) months at a meeting of the Board where the physical presence of four (4) directors or managers including one (1) Sofinov representative shall constitute a quorum. In the absence of a quorum in accordance with the preceding sentence, the majority of the directors or managers present may vote to adjourn the meeting, but no other business may be transacted. Upon due notice of the adjourned meeting, the physical presence of four (4) directors or managers shall constitute a quorum without the physical presence of a Sofinov representative being required.

                  Representation on the Board shall be proportionate to each member's or shareholder's profit interest in the entity; provided, however, that so long as Sofinov or a Sofinov Subsidiary is a member or shareholder of the entity, it will have at least one manager or one director on the Board. In calculating the representation of Sofinov (or a Sofinov Subsidiary) on the Board, if there is a fractional interest of 1.5 or more, that interest will be deemed to be the next highest whole number.

                  The Company shall reimburse the reasonable travel expenses (not to include first class air travel) incurred by (a) one representative of each shareholder (if a corporation) or member (if an LLC) in connection with attending one meeting of the shareholders or members per year, and (b) each director (if a corporation) or manager (if an LLC) who is not also involved in the day-to-day management of the Company in connection with attending one meeting of the Board every three (3) months, it being understood and agreed that the Company shall not reimburse any travel expenses incurred in connection with attending meetings other than as herein provided.

                                    B.       More than 50% of the Board, and
more than 50% of the shareholders or members, of each Company shall be required to approve each of the following actions; provided, however, that so long as Sofinov or a Sofinov Subsidiary holds any shares of or a membership interest in the Company, Sofinov or the Sofinov Subsidiary, as a shareholder or member, and the representative(s) of Sofinov or the Sofinov subsidiary in his/her position on the Board, must approve each of the following actions):

                                             (a)      Any changes to the
fundamental nature of the Company or the business carried on by it;

                                             (b)      The transfer or other
disposition of all or any substantial portion of the assets of the Company or any portion of its interest in another company;

                                             (c)      The acquisition of an
interest in any other LLC, corporation, partnership, firm or business, subject to the provisions of Section 8.9;

                                             (d)      Any agreement, or
modification of an existing agreement, relating to dealings between the Company and any of its members or shareholders, or affiliates of such members or shareholders;

                                             (e)      The issuance of any
membership interests, shares of stock whether common or preferred, or any debt obligations or other instruments convertible into shares, common or preferred, or membership interests of the Company;

                                             (f)      Any changes in the charter
documents of the Company;

                                             (g)      The liquidation,
dissolution or winding up of the Company;

                                             (h)      Any assignment by the
Company for the benefit of its creditors or the voluntary filing by the Company of any voluntary plan of reorganization;

                                             (i)      The annual operating and
capital expenditure budget for the Company;

                                             (j)      The annual business plan
for the Company;

                                             (k)      The borrowing of any money
or other incurrence of debt by the Company in excess of $100,000;

                                             (l)      The voluntary creation of
any lien against any of the assets of the Company;

                                             (m)      Any "Distribution" (as
that term is defined in the California Corporations Code) or any loan to any officer, director, manager, employee, shareholder, member (or any affiliate of any of them); provided, however, that, (i) payments received by PHS pursuant to paragraph 8.2 of the PGS License shall not be subject to the requirement of this Section 8.7B, and (ii) so long as the Distribution does not violate any insolvency test or other applicable provision of the law of the jurisdiction is which the Company was formed or incorporated, the Board of the Company shall for each fiscal year approve a cash distribution in an amount no less than 40% of the net income allocated to each member or shareholder of the Company; and

                                             (n)      Subject to Section 8.7D
hereof, any transaction (a) between the Company and any director, shareholder, manager, or member (collectively, a "Related Party") or any Affiliate (as defined below) of a Related Party; or (b) between the Company and any other person or other entity in which a Related Party or an Affiliate of a Related Party has a material financial interest. For purposes of this Formation Agreement, "Affiliate" shall mean any individual, partnership, corporation, trust, limited liability company, or entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with any Related Party.

                                    C.       So long as Sofinov or a Sofinov
Subsidiary holds any shares of or a membership interest in the Company, the Company will first, in good faith, advise, consult with, and request the non-binding recommendation of the Sofinov Subsidiary, and thereafter obtain the approval of more than 50% of the Board, and of more than 50% of the Shareholders or Members, with respect to the following actions:

                                             (1)      The granting of any
exclusive territories, applications or other rights with respect to all or any portion of the UOB-TM- Technology or any field of use;

                                             (2)      The contract terms on
which key employees of the Company are hired, including, without limitation, salary range and length of contract.

                                    D.       Notwithstanding Section 8.7B(n)
hereof, the CEO of the Company shall be permitted to cause the Company to enter into any agreement with HBT for continued research and development work and improvements of the UOB-TM- Technology that shall have been included in the Company's annual business plan so long as (i) any such agreement does not create obligations for the Company in excess of $50,000, (ii) all such agreements together do not create obligations for the Company in an aggregate amount exceeding $300,000 during any fiscal year, and (iii) in each instance that the CEO causes the Company to enter into such agreement he shall report such event at the next meeting of the Board of Managers.

                           8.8      FINANCIAL STATEMENTS. Each operating company
shall maintain its books and records in accordance with generally accepted accounting principles in the United States, consistently applied, and shall have its financial records audited on an annual basis by a nationally recognized accounting firm that is mutually acceptable to HBT and Sofinov. Each operating company shall:

                                    A.       Ninety (90) days following the end
of its fiscal year provide, without cost, to each member (if an LLC) or shareholder (if a corporation) financial statements which shall have been audited (unless with respect to any subsidiary, the Board of the operating company has not required that its annual financial statements be audited) by the auditors of the operating company.

                                    B.       Sixty (60) days following the end
of each of the quarters in its fiscal year, provide, without cost, to each member (if an LLC) or shareholder (if a corporation) unaudited quarterly financial statements, certified to be true and correct by the Chief Financial Officer or most senior officer of the operating company, as well as management reports signed by the CEO of the operating company.

                                    C.       Thirty (30) days preceding the end
of any fiscal year, provide, without cost, to each member (if an LLC) or shareholder (if a corporation) a detailed capital expenditure, operating and research and development budget for the operating company and any subsidiary (unless, with respect to any subsidiary, the Board of the operating company has not required it to prepare any one or more of such budgets) covering all of the next fiscal year.

                                    D.       Without cost, provide, upon demand,
to each member (if an LLC) or shareholder (if a corporation) any other information which the latter may, from time to time, reasonably require.

                                    E.       The same obligations as those
provided for in Sections 8.8A through 8.8D above shall apply to any subsidiary of the operating company (except to the extent that the Board of its parent operating company has waived such requirement pursuant to Sections 8.8A and/or 8.8C).

                           8.9      LIMITATIONS ON RESTRICTIONS. Without
negating any of the foregoing rights set forth in this Section 8, which shall apply to the formation and operation of each operating company, Sofinov shall not prevent the formation of a new operating company for the exploitation of UOB-TM- Technology for a new field of use. The restrictions described in this
Section 8 shall terminate as to each operating company for which there is an IPO concurrently with the IPO for such Company, or when Sofinov, one of the Sofinov Affiliates or a Sofinov Subsidiary no longer owns stock or a membership interest in the Company.

                           8.10     INJUNCTIVE RELIEF. HBT acknowledges that the
rights, obligations, and limitations in this Section 8 are of unique importance to Sofinov, and that breach by HBT of any of the terms of this Section 8 will result in irreparable harm to Sofinov that cannot be compensated by monetary damages. Therefore, in the event of a breach or threatened breach of this
Section 8, Sofinov shall have the right to seek temporary and permanent injunctive relief, (including for, but not limited to, the purpose of seeking or obtaining interim injunctive relief in order to preserve the status quo pending conclusion of an arbitration proceeding pursuant to Section 9.10) in the Superior Court of Los Angeles County, Central District without being required to post a bond or other security, provided, however, that Sofinov shall not seek to stop the day-to-day operations of any Company which are carried out in the ordinary course of its business. If appropriate, Sofinov will promptly proceed to commence an arbitration proceeding in accordance with Section 9.10.

                  9.       MISCELLANEOUS.

                           9.1      INTEGRATION. This Formation Agreement
constitutes the entire agreement and understanding of the parties with respect to the transaction contemplated hereby. Except for that certain confidentiality agreement by and between HBT and Sofinov dated October, 1995, all of the terms of which remain in full force and effect, this Formation Agreement supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any of the parties hereto not embodied in this Formation Agreement or in the documents referred to herein, and no party shall be bound by, or liable for, any alleged representation, promise, inducement or statements of intention not set forth or referred to herein.

                           9.2      GOVERNING LAW, JURISDICTION AND VENUE. This
Formation Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

                           9.3      BINDING EFFECT. All of the terms, covenants,
representations, warranties and conditions herein shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto, and their respective successors, assignees and delegates, including, but not limited to, successor corporations.

                           9.4      WAIVER. This Formation Agreement may not be
amended, modified, superseded or cancelled, nor may any of the terms, covenants, representations, warranties or conditions hereof be waived, except by a written instrument executed by the party against whom such amendment, modification, supersedure, cancellation or waiver is charged. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation, or warranty contained herein, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

                           9.5      CONSTRUCTION. The captions and headings
contained herein are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Formation Agreement. All references in this Formation Agreement to a "person" mean and refer to natural persons, partnerships, corporations, trusts, associations, governmental agencies and any other entity of any kind whatsoever. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Formation Agreement shall not be construed against either party based upon authorship of any of the provisions hereof.

                           9.6      COUNTERPARTS AND FACSIMILE SIGNATURES. This
Formation Agreement may be executed by facsimile signature and executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                           9.7      ATTORNEYS' FEES. In the event that any party
shall bring an action in connection with the performance, breach or interpretation of this Formation Agreement, or in any action related to the transaction contemplated hereby, the prevailing party in such action, as may be determined by the court or other tribunal (such as the Arbitrator) having jurisdiction, shall be entitled to recover from the losing party in such action, also as determined by the court or other tribunal having jurisdiction, all actual costs and expenses of such litigation, including attorneys' fees, court costs, costs of investigation, accounting, and other costs reasonably related to such litigation, in such amount as may be determined in the discretion of the court or other tribunal having jurisdiction of such action.

                           9.8      SEVERABILITY. In the event that any
provision hereof is determined to be illegal or unenforceable, such determination shall not affect the validity or enforceability of the remaining provisions hereof, all of which shall remain in full force and effect.

                           9.9      FURTHER DOCUMENTS. The parties each hereby
covenant and agree that, from time to time, after the date hereof, at the reasonable request of any party, and without further consideration, they will execute and deliver such other documents and take such other action as may be reasonably required to carry out in all respects the transactions contemplated and intended by this Formation Agreement.

                           9.10     ARBITRATION. Any controversy or claim,
whether based on contract, tort, statute, indemnity, or other legal theory (including but not limited to any claim of fraud or misrepresentation,) arising out of or related to this Formation Agreement, or any subsequent agreement between the Parties, shall be settled by arbitration before a retired Judge or Justice chosen by the parties through the Judicial Arbitration and Mediation Service ("JAMS") of Los Angeles County. The parties agree that JAMS will provide a list of five available Judges or Justices from which the parties will choose a single Judge or Justice to arbitrate their dispute. If the parties cannot agree on a single Judge or Justice, each party will have the right to reject or strike up to two (2) Judges or Justices from the list of five. The arbitrator will then be chosen from the remaining Judge(s) or Justice(s) by blind draw supervised by JAMS. In rendering his or her award, the retired Judge or Justice ("Arbitrator") shall have no authority or jurisdiction to modify or change any provision of this Formation Agreement or to award punitive damages. The Arbitrator shall have the authority to determine the arbitrability of any dispute between the parties and shall also have the authority to establish procedural rules to govern the arbitration of any dispute between the parties. Any judgment upon the award rendered by the Arbitrator shall be final and binding and may be entered in any court having jurisdiction thereof.

                           It is agreed that prompt handling and disposition of
any dispute is important to the parties, and the Arbitrator is hereby instructed to assume adequate managerial initiative and control over discovery and other aspects of the arbitration proceeding, to schedule prompt and expedited discovery to be taken by either party, and to expedite the proceeding as much as he or she deems reasonable, but in all events to try to effect within 180 days of filing, and a final award within 20 days of the close of evidence.

                           9.11     NOTICES. All notices, requests, demands and
other communications required or permitted to be given under this Formation Agreement shall be in writing and shall be conclusively deemed to have been duly given (1) when hand delivered to the other party; or (2) when received when sent by facsimile at the address and number set forth below (provided, however, that notices given by facsimile shall not be effective unless either (a) a duplicate copy of such facsimile notice is promptly given by depositing same with first-class postage prepaid and addressed to the parties as set forth below, or
(b) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this Section 9. 11 additionally, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient's time) or on a nonbusiness day; or (3) five (5) business days after the same have been deposited in a post office with first-class or certified mail, return receipt requested, postage prepaid and addressed to the parties as set forth below; or
(4) the next business day after the same have been deposited with a national overnight or next business day delivery service reasonably approved by the parties (Federal Express, DHL Worldwide Express and US Express Mail being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below provided that the sending party receives a confirmation of delivery from the delivery service provider.

             SOFINOV: Sofinov Societe Financiere d'Innovation Inc. 1981, avenue McGill College
                           Montreal (Quebec) H3A 3C7
                           Canada

                           Attention: President
                           Telephone: (514) 847-2613
                           FAX:              (514) 847-2628

             HBT:          Hydrogen Burner Technology, Inc.
                           3925 East Vernon Street
                           Long Beach, CA 90815
                           Attention:    President
                           Telephone:    (310) 597-2442
                           Fax:          (310) 597-8780

                           9.12     GENDER AND TENSE. As used in this Formation
Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

                           9.13     TIME. Time is of the essence in this
Formation Agreement.

                           9.14     EXHIBITS. Any exhibit or schedule referred
to in this Formation Agreement shall be attached to this Formation Agreement and be incorporated into this Formation Agreement by the reference to same.

                           9.15     PARTIES IN INTEREST. Nothing in this
Formation Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Formation Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Formation Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Formation Agreement, nor shall any provision give any third persons a right of subrogation or action over or against any party to this Formation Agreement.

                           9.16     DATE AND DELIVERY OF FORMATION AGREEMENT.
Notwithstanding anything to the contrary contained in this Formation Agreement, the parties intend that this Formation Agreement shall be deemed effective, executed and delivered for all purposes under this Formation Agreement, and for the calculation of any statutory time periods based on the date and agreement between parties is effective, executed, and/or delivered, as of the date set forth on the first page of this Formation Agreement.

                           9.17     ASSIGNMENT. Neither party shall voluntarily
or by operation of law assign, hypothecate, give, transfer, mortgage, sublet, license or otherwise transfer or encumber all or any part of its rights, duties or other interest in this Formation Agreement or the proceeds thereof, (collectively "Transfer"), other than the royalties payable to HBT, without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed. Any attempt to make a Transfer in violation of this provision shall be a material default under this Formation Agreement, and any Transfer in violation of this provision shall be null and void. This Section
9.17 is subject to the provisions of Section 9.10.

                           9.18     COUNTING OF DAYS. If a party is required to
complete the performance of an obligation under this Formation Agreement by a date certain and such date is a Saturday, Sunday or Federal bank holiday, collectively, a "Nonbusiness Day," then the date for the completion of such performance will be the next succeeding day that is not a Nonbusiness Day.

                  10. EXECUTION OF FORMATION AGREEMENT. Each party has been represented by counsel in the negotiation and execution of this Formation Agreement. This Formation Agreement was executed voluntarily without any duress or undue influence on the part of, or on behalf of, the parties hereto. The parties acknowledge that they have read and understood this Formation Agreement and its legal effect.

         IN WITNESS HEREOF, this Agreement is executed in duplicate by the respective, duly authorized officers of the parties as of the day and year first above written.

                                  Hydrogen Burner Technology, Inc., a California Corporation

Attest:                           By:                [ILLEGIBLE]
                                     -------------------------------------------

                                  Its:      President                     8/9/96
                                      ------------------------------------------

                                  Sofinov Societe Financiere d'Innovation Inc., a Quebec Corporation

                                  By:                [ILLEGIBLE]
                                     -------------------------------------------

                                  Its:             Attorney-in-fact
                                      ------------------------------------------

                                                                      SCHEDULE A

                         LIST OF SCHEDULES AND EXHIBITS
                         ------------------------------


Schedule A            List of documents (this schedule)

Schedule B            Use of Proceeds of Sofinov Contribution.

Schedule C            HBT authorized and issued stock and the owners.

Schedule D            PGS Membership Interests and Capital Contributions.

Schedule E            Material contracts to which HBT or PGS is a party,
                      including UOB-TM- Technology contracts.

Exhibit A             PHS Operating Agreement

Exhibit B             PGS License

Exhibit C             PHS License

Exhibit D             PGS Operating Agreement

Exhibit E             First Refusal Agreement

Exhibit F             Form of Stell Opinion Letter

                                   SCHEDULE B
                               FORMATION AGREEMENT

                              INITIAL FLOW OF FUNDS
                             FROM SOFINOV TO PGS/PHS

                        HYDROGEN BURNER TECHNOLOGY, INC.

                From PHS        License Fee                  $250,000
                From PHS        Reimburse Due Diligence        50,000
                Net Received                                 $300,000

PHOENIX HYDROGEN SYSTEMS                             PHOENIX GAS SYSTEMS
From Sofinov  Funding         2,000,000           From Others   Funding          $1,250,000
To HBT        License Fee      (250,000)          From Sofinov  Funding           2,000,000
To HBT        Due Diligence     (50,000)          Balance       Business Plan    $3,250,000
To Sofinov    Due Diligence     (50,000)          Note: The funds are to be used as follows:
Balance       Reserves       $1,650,000                         R&D                $500,000
                                                                Marketing           650,000
                                                                Capital Equip.      400,000
                                                                Working Capital   1,700,000
                                                                                 ----------
                                                                Total            $3,250,000
                                                                                 ==========


Note: The $1,650,000 reserves are to be
used to lend to PGS (if needed), to pay
HBT the remaining License Fee when
conditions are met, and to use as the
Board of Managers may direct.



          SOFINOV                                 PHOENIX FUEL CELL SYSTEMS      PHOENIX COMBUSTION SYSTEMS
To PHS    Funding                 ($2,000,000)    Future     R&D      $0         Future     R&D      $0
To PGS    Funding                  (2,000,000)
To PFCS   Future                            0
To PCS    Future                            0
From PHS  Reimburse Due Diligence      50,000
Net Paid                          ($3,950,000)

                                                                      SCHEDULE C

                 HBT AUTHORIZED AND ISSUED STOCK AND THE OWNERS

AUTHORIZED STOCK:    Ten million shares (10,000,000)

ISSUED SHARES: TO WHOM                                           NO. OF SHARES
-----------------------------------------                        -------------
        David and Susan Moard                                    = 1,000,000
        Leonard and Rosalind Greiner                             = 1,000,000
        Joseph and Maxine Stell                                  =    35,555
        Ronald and Maryann Stell                                 =    44,444
        Eric and Nancy Stell                                     =     8,889
        Albert M and Thelma S Herzig                             =    44,444
               Co-Trustees of the Herzig
               Family Trust As Amended
        DV and Harriet Wedeman                                   =    44,444
        Thom and Brenda McMahon                                  =    44,444
        John and Linda Okerblom                                  =    24,000
        Barry Bhatt                                              =    44,444
                                                                   ---------
                             TOTAL SHARES ISSUED                 = 2,290,664

                                   SCHEDULE D
                               FORMATION AGREEMENT

Schedule of Phoenix Gas Systems LLC Membership Interests:

Peter Susi                        One Percent (1%)            $250,000
Mathewson Green                   One Percent (1%)            $250,000
Robert Okerblom/Kishor Popat      One Percent (1%)            $250,000
Hydrogen Burner Technology, Inc.  Ninety-Seven Percent (97%)  Value of HBT's
                                                              contribution, by
                                                              mutual agreement, is
                                                              $24,250,000

Options:

Peter Susi                        One Percent (1%)            $250,000
Mathewson Green                   One Percent (1%)            $250,000

                                   SCHEDULE E
                              FORMATION AGREEMENT

Schedule of Phoenix Gas Systems LLC existing material contracts:

                  MG Industries contract dated April 21, 1995
                  BOC Gases contract dated November 21, 1995
                  Unitel Technologies contract dated March 28, 1996

Schedule of Hydrogen Burner Technology, Inc.'s existing material contracts:

                  H Power contract dated November 3, 1995
                  Ontario Hydro Technologies contract dated April 12, 1996

                                                                       EXHIBIT C

                               LICENSE AGREEMENT

                  This License Agreement is entered into between Hydrogen Burner Technology, Inc., a California corporation (hereinafter "HBT") and Phoenix Hydrogen Systems LLC, a California limited liability company (hereinafter "PHS") this 7th day of August, 1996.

                  HBT at this time is primarily a Research and Development (hereafter "R&D") company. Its present principal product is known as the Under Oxidized Burner (hereinafter "UOB-TM-"), also known as Partial Oxidation Reformer. UOB-TM-, as referred to herein, will include all HBT's patented and patent pending technology, including, but not limited to, the Under Oxidized Burner, Water Vaporization System, Water and/or Gas Shift Reactor, Air and Fuel Injectors and Control System Software, all of which is included within numerous issued and pending patents (or being prepared for filing), a list of which is attached hereto as Appendix A. In the development of UOB-TM-, HBT has likewise accumulated considerable know-how, trade secrets, computer programs, designs, drawings, plans and specifications, marketing, sales, good will and other information, hereinafter collectively referred to as "Other Assets." The R&D being performed at HBT is anticipated to produce alternative sizes, improvements and variations to the issued and pending patents and the creation of additional inventions which may likely result in additional patents, know how and trade secrets, all of which are and will be included within this License.

                  HBT has caused, or will cause, the formation of a Limited Liability Company under the laws of the State of California using the name Phoenix Hydrogen Systems LLC (hereinafter "PHS") and intends to own a major share of PHS' total capital accounts. The other Member of PHS will be an affiliate (hereinafter "Sofinov Affiliate") of Sofinov-Societe Financiere d'Innovation Inc., a company incorporated under the Company Act of Quebec (hereinafter "Sofinov"), which will make one or more contributions, aggregating Four Million Dollars ($4,000,000) (referred to collectively as the "Sofinov Contribution"), to PHS and/or Phoenix Gas Systems LLC, the latter being a California limited liability company (hereinafter "PGS"). One of the purposes of forming PHS as a separate entity is to commercialize the UOB-TM- in the major markets of the world, to finance the manufacturing, sales and service of UOB-TM-throughout the world, and to finance R&D where appropriate to produce alternatives, different sizes, improvements and additional inventions. PHS will have two or more members who will contribute property or cash to the LLC.

                  PHS will acquire from HBT a worldwide exclusive license (the "License") to make, use and sell in perpetuity (but in the event such term is not permitted, then for the longest period permitted by law), the UOB-TM-Technology (as hereinafter defined) and service the same in the United States and appropriate foreign Hydrogen markets, which constitutes substantially all of the value of the UOB-TM- Technology, subject to the terms and provisions hereinafter set forth. The license being granted herein is limited only by the provisions of the license heretofore granted to PGS, as such license is amended as of the date hereof and converted into a sublicense between PHS and PGS, as to a limited field of use. A major reason for acquiring the License is to permit PHS to sublicense others to make, use and sell the products made possible with the use of the UOB-TM- Technology.

NOW THEREFORE, in consideration of the above recitals and each and all of the terms and provisions hereinafter contained it is agreed as follows:

         1.       DEFINITIONS

                  The following words and phrases will have the meanings set forth below, unless the context requires a different meaning:

                  1.1 "UOB-TM- Technology" shall mean all inventions technology and information presently known of hereafter developed or acquired by or licensed to HBT relating to the UOB-TM-, including, but not limited to, the UOB-TM- Reactor, Water Vaporization System, Water and/or Gas Shift Reactor, Air and Fuel Injectors, Control System Software, all technology where hydrogen is used as a fuel for fuel cell systems and combustion systems, or where hydrogen is used as a feed stock, and any other fields of use (whether known or unknown) for the U0B-TM- Technology, and all know-how, trade secrets, computer programs, designs, drawings, plans, specifications, goodwill, and marketing, sales, and other information of HBT relating to the U0B-TM-, limited only by the terms and provisions of the license heretofore granted to PGS, as such license is amended as of the date hereof and converted into a sublicense between PHS and PGS as to a limited field of use.

                  1.2 "Licensed UOB-TM- Patents" shall mean all patents relating to the UOB-TM- Technology and including all U.S. patents issued and issuing from any pending application or from a continuation, continuation in part, or divisional application which is based, in whole or in part on an application for one or more of such U.S. patents; all reissues of the foregoing patents, all foreign counterpart patents which are based, in whole or in part, on, any of the foregoing applications for U.S. patent; and any other future patent rights that may be included herein under the provisions of this License Agreement.

                  1.3 "UOB-TM- System" shall mean the UOB-TM- together with all ancillary components, or devices, which are especially made or especially adapted for the construction of systems and which are used along with or are attached to the U0B-TM- and covered by the License to PHS. The cost of each such ancillary component or device shall be added to the price of the U0B-TM- to form the price of a "UOB-TM- System" which will bear the trademark UOB-TM-, which trademark shall be placed on all equipment components and devices sold by PHS and/or by any sub-licensee. All patented devices and such ancillary components and/or devices bearing the trademark UOB-TM- will result in a UOB-TM- System which will be the basis upon which the total royalty owed to HBT will be computed.

                  1.4 "Net Selling Price" shall mean invoiced selling price, f.o.b. PHS' or its sublicensee's facility, after deduction of all regular and customary trade and quantity discounts, freight allowances, and cash discounts, but before deduction of agent's commissions.

                  1.5 "Tradenames" and "Trademarks" shall mean the name and mark UOB-TM-, and any other names or marks now or later adopted, used or acquired by HBT that refer or relate to the UOB-TM- Technology.

         2.       EXCLUSIVE LICENSE

                  2.1 HBT hereby grants to PHS a world-wide, exclusive and irrevocable license to make, use, offer for sale, sell, sublicense and otherwise exploit, in perpetuity (but in the event such term is not permitted, then for the longest period permitted by law), the Licensed UOB-TM- Patents, the UOB-TM-Technology and the Tradenames and Trademarks (collectively, the "Licensed Property"). The license includes all uses, and is subject only to the license to PGS as such license is amended as of the date hereof and converted into a sublicense between PHS and PGS.

                  2.2 HBT will promptly disclose to PHS, free of charge, at HBT's facility in Long Beach, California or its then headquarters, all UOB-TM-Technology presently known or hereafter developed or acquired by or licensed to HBT.

                  2.3      HBT's OBLIGATION TO ASSIST PHS

                  HBT agrees, in each instance for the first 24 months that any new field of use has been developed under this License Agreement and upon reasonable request by PHS, to cooperate fully to assist PHS (and/or its sublicensee), free of charge, in the testing, engineering and manufacturing of UOB-TM- Systems in such new field of use and to consult with and provide technical assistance and problem solving for UOB-TM- Systems to enable PHS (and/or its sublicensee) to make, have made, use or sell UOB-TM- Systems in such new field of use and to generally exercise its rights under the License granted hereunder. To accomplish such assistance after the first 24 months with respect to each such new field of use, HBT shall provide free of charge fifty (50) man-days per calendar year, not including travel time. In each instance, after said first 24 months, (a) PHS shall reimburse HBT for the reasonable travel and living expenses incurred by HBT's personnel in providing such assistance away from HBT's principal office/plant, and (b) HBT shall, upon request by PHS provide assistance in excess of fifty (50) man-days, in which event PHS shall pay HBT in accordance with paragraph 2.4.

                  2.4 PHS shall reimburse HBT for training and assistance in excess of the man-days specified in paragraph 2.3 above at HBT's standard rate at the time of the request. All such reimbursements shall be made in U.S. Dollars within thirty (30) days of receipt by PHS of HBT's invoice. A man-day shall be an eight hour day. The rate for overtime and work over weekends and holidays shall be negotiated as it is required.

                  2.5 HBT and PHS shall confer, in good faith, on the inventions and countries for which additional patent protection will continue to be sought in pending applications, or for which applications for patents will be prepared, filed and prosecuted on such additional inventions as are presently known or hereafter developed or acquired by HBT relating to the UOB-TM-Technology. HBT shall bear all costs associated with any such patent applications. If HBT fails to pursue such patent protection on an invention or in a country desired by PHS, then PHS may pursue such patent protection in HBT's name and if a patent issues, HBT shall reimburse PHS for all reasonable costs associated therewith.

                  2.6      OBLIGATION TO MARKET AND SELL

                  PHS will in good faith pursue the marketing, manufacture and sale of the UOB-TM- throughout the world by PGS and its other public.

                  2.7      RELATIONSHIP OF THE PARTIES

                  The relationship of the parties shall be that of independent contractors, and nothing contained herein shall be deemed to create any relationship of agency, joint venture, partnership or employment. Neither party hereto shall have any power to commit, contract for or otherwise obligate the other to any third person.

                  2.8 HBT will pay all maintenance fees, taxes and annuities which are necessary to maintain the Licensed Property in full force and effect for the maximum period provided by law in each country where they exist. If HBT fails to do so, it will give notice and opportunity to PHS to pay such maintenance fees, taxes and annuities, and HBT shall reimburse PHS for the cost thereof, unless it has determined and convinces PHS that it is not economically productive to spend the money to maintain the patent in any particular country.

         3.       RESERVED RIGHTS

                  In recognition of the fact that HBT is primarily a research and development company and that PHS will be primarily depending on HBT for the development of future inventions, technology, know-how, trade secrets and other uses for the Licensed Property, HBT will be using the Licensed Property, but only in connection with research and development work. HBT shall be entitled to retain all revenue earned directly from this research and development work, but shall not be permitted to otherwise exploit the Licensed Property on such research and development work, products and results.

         4.       FURTHER CONCEPTIONS, INVENTION, IMPROVEMENTS

                  4.1 In the event PHS or any of its employees or sublicensees should conceive of any inventions or improvements to the UOB-TM-, whether or not PHS or any of its employees, licensees or public shall apply for a patent thereon and whether or not said inventions or improvements shall have been reduced to practice, any rights therein or patents resulting therefrom shall belong to HBT and any patents resulting therefrom shall be assigned to HBT and, insofar as such rights and/or patents are used or applied in connection with the UOB-TM- Technology, shall be a part of the License to PHS without additional cost to PHS. Any agreement of sub-license between PHS and any proposed sub-licensee shall contain the substance of this paragraph 4.1 as a part of the agreement.

                  4.2 In consideration of the foregoing, HBT shall grant to PHS a royalty-free, worldwide, exclusive and irrevocable license with respect to each such right and/or patent assigned to HBT to make, use, offer for sale, sell, sublicense and otherwise exploit such right and/or patent. Each such license shall include all uses and applications other than those which relate to the UOB-TM- Technology.

                  4.3 PHS shall promptly advise HBT in writing of any such improvements or inventions referred to in paragraph 4.1 above and disclose to HBT all information needed by HBT to utilize such improvements or inventions to the fullest extent possible.

                  4.4 In the event HBT shall receive from any third party a license or right to make, use or sell any invention, technology, know-how, trade secret or copyrightable matter which is usable with the UOB-TM- Technology or by PHS to improve its performance or to broaden its usefulness, HBT shall disclose the same to PHS, unless prohibited by said third party. HBT shall use its best efforts to negotiate that such disclosure to PHS shall be permitted subject only to the same restrictions as those to which HBT shall be submitted. Whenever reasonably practicable, HBT shall invite PHS to participate in the negotiation of any such third party license or right. In the event HBT is obligated to pay any royalty for the use or sublicense of any such third party license or right, PHS shall, in addition to its royalty payments as provided in this Agreement, pay to HBT the amount of royalties so paid by HBT plus the reasonable cost of administrating said use or sublicense. No payments are due by PHS, however, in the event that such use or sublicense of such third party license permits PHS to increase the selling price of its product in such amount that the increase in the royalty to HBT under this License is sufficient to satisfy the obligation of HBT to such third person plus the reasonable cost of administering said use or sublicense. In the event the increase is not sufficient for that purpose, then PHS shall pay to HBT such further sum as shall be necessary to offset that obligation to such third party plus the reasonable cost of administering said use or sublicense.

         5.       CONFIDENTIALITY

                  5.1 Each party hereto agrees (i) to use all reasonable precautions to maintain confidential Information (as hereinafter defined) it has received from the other party and to limit disclosure of Information to those of its employees or agents as is reasonably required to carry out the purposes of this Agreement; and (ii) not to disclose, nor permit its agents and employees to disclose, Information to any third party, except as required to effect sales of products or as required-by any sub-license it may enter into.

                  The term "Information" shall mean any and all information relating to the Licensed Property, as well as the operations of the parties hereto and of any sublicensee, but shall not include:

                  (i) Information which, at the time of disclosure, was in the possession of the non-disclosing party as shown by its written records;

                  (ii) Information which, at the time of disclosure by the disclosing party, has been previously published and is in the public domain;

                  (iii) Information which subsequently comes into the public domain without breach of an obligation hereunder by the non-disclosing party; or

                  (iv) Information which comes into the non-disclosing party's possession from a third party having no obligation to the disclosing party to keep such information confidential.

                           Notwithstanding the exceptions enumerated in the
above subparagraphs (i)-(iv), no documents, prints, drawings, computer discs, parts, equipment or other materials or property of a party hereto provided to the other hereunder or generated by either party from information provided to it hereunder shall be disclosed to third parties without the prior written permission of the party who first provided the information.

                  5.2 Each party shall cause all Information to be conspicuously labeled to indicate the secret and confidential nature thereof, and to take all reasonable steps to prevent unauthorized access, reproduction or use thereof.

         6.       OBLIGATION TO PAY

                  The obligation to pay royalties to HBT shall continue until the expiration of the last patent included within the Licensed UOB-TM- Patents, provided, however, that the following shall apply:

                  6.1 The royalty as described in Section 7.1 below, shall end upon the termination of the last of the nine (9) U.S. patents (together with the international patents associated therewith) and patents pending (or being prepared for filing) set forth in Appendix A on the date hereof. If, following such termination, there are any Licensed UOB-TM- Patents in force, then the royalty shall be equitably adjusted to reflect the value of the remaining patent rights, but in no event shall the adjusted royalty rates be in excess of the original royalty rates.

                  6.2 If any of the Licensed UOB-TM- Patents are invalidated or the benefits conferred by the License no longer justify the royalties then in effect, HBT agrees that the royalties shall be equitably adjusted downward.

                  6.3 No payment shall be effective until received by the party to whom it is owed.

         7.       PAYMENT OF ROYALTIES

                  During the term of this License, PHS shall pay to HBT the following royalties and other monies in U.S. Dollars:

                  7.1 Royalties equivalent to two percent (2%) of the Net Selling Price of any U0B-TM- System sold by PGS or any other sublicensee of PHS under this License which is covered in whole or in part by one or more claims of valid Licensed UOB-TM- Patents where manufactured or sold by PGS or any such sublicensee. In the event that at any time in the future PHS shall manufacture and sell any UOB-TM- System, the foregoing sentence will also apply to the Net Selling Price of any such UOB-TM- System sold by PHS.

                  7.2 If at any time, (a) PHS requires additional funds (hereinafter "Additional Funds") to exploit the Licensed Property for a use for which it has not previously been exploited (hereinafter "New Use") through a "New Affiliate" (as that term is defined in paragraph 7.5 below), and (b) Sofical Investment Company LLC or any affiliate thereof (referred to collectively as "Sofinov") either declines to provide all or a portion of the Additional Funds, or Sofinov and PHS cannot agree on terms upon which Sofinov will provide all or a portion of the Additional Funds, and (c) an entity unrelated to Sofinov provides all the Additional Funds (i.e., Sofinov provides none of the Additional Funds) by acquiring an interest in a New Affiliate, then the royalty fee payable by PHS to HBT, relating to the New Use only, shall be increased from two percent (2%) to four and one-half (4 1/2%), provided, however, that such increased royalty fee payable by PHS to HBT shall in no event exceed the royalty received by PHS from the New Affiliate.

                  7.3 Notwithstanding anything herein provided to the contrary, PHS shall not be obligated to pay any royalties to HBT under paragraph
7.1 unless and until it has received the required royalty payment from the sublicensee in question.

                  7.4      PAYMENT FOR LICENSE

                  As part of the consideration to acquire this exclusive License and the use of the Other Assets, PHS shall pay to HBT One Million Dollars ($1,000,000) payable as follows:

                  (1) Two Hundred Fifty Thousand Dollars ($250,000) concurrent with the execution of the PHS Operating Agreement by all Members;

                  (2) Seven Hundred Fifty Thousand Dollars ($750,000) upon the earliest to occur of:

                  a.       (i)  The aggregate sales of UOB-TM- Systems made by
                                PGS amount to Twenty Two Million Dollars
                                ($22,000,000) and

                           (ii) In any one fiscal year, PGS has net profits of
                                $3,500,000 using generally accepted accounting principles; or

                  b. At such time as a strategic third party in one or a series of transactions is or becomes a Member in PGS and his or its cash contributions taken together with the cash contributions of the existing members (other than HBT and the Sofinov Affiliate) amount to $2,500,000, in exchange for an aggregate membership percentage interest in PGS of no more than ten percent (10%).

                  7.5 As used herein, the term "New Affiliate" means and refers to each new entity created to exploit a new use for the UOB-TM-Technology.

         8.       STATEMENT AND PAYMENTS

                  8.1 Within thirty (30) days after the end of each calendar quarter during the term of this License Agreement, PHS shall advise HBT in writing (hereinafter "Royalty Statement") of the revenues upon which the royalty is based, including the names, addresses and telephone numbers of each such purchaser and the amount sold to each purchaser, and shall pay the royalty due based on such revenues, less credits, returns and allowances during the reporting period.

                  8.2 Upon reasonable, advance written request by HBT to PHS, HBT shall be permitted to audit those books and records of PHS that are relevant to the information provided in the Royalty Statement. Such audit shall be conducted during normal business hours at the location PHS regularly maintains its books and records. (HBT shall not be permitted to conduct more than two audits during each calendar year.) If it is determined that PHS made any mistake in its Royalty Statement, which mistake resulted in an underpayment to HBT, then PHS shall immediately pay HBT the additional amount owed; or, if PHS overpaid HBT, HBT shall immediately refund such overpayment. HBT shall pay all of the costs of its audits, unless it is determined that PHS underpaid the amount due to HBT by an amount in excess of the greater of (a) ten percent (10%) of the amount then due or (b) Ten Thousand Dollars ($10,000), in which event PHS shall immediately reimburse HBT for all of HBT's reasonable and necessary costs in connection with the audit. Any Royalty Statement which is not challenged within two (2) years after its delivery shall be conclusively deemed to be final and binding.

                  8.3 In the event payment is not made timely, and there is no dispute as to the amount and after a fifteen (15) days' notice to cure it is still not paid, HBT may commence legal action to collect the same. Any payment or judgment thereafter shall bear interest at ten percent (10%) per annum from due date as further provided by paragraph 16.7 herein.

         9.       OBLIGATION TO OBSERVE TRADEMARK REQUIREMENTS

                  All products manufactured by PHS, PGS, or any New Affiliate involving the UOB-TM- or in any manner under the Licensed UOB-TM- Patents must clearly bear the trademark UOB-TM- and any copyright notice or interim mark of HBT.

         10.      RETENTION OF RECORDS

                  PHS agrees that at all times during the term of this Agreement, it shall keep accurate books of account and other records that shall contain all details relating to the manufacture and sale of products made using the Licensed UOB-TM- Patents, and including all the information required for the Royalty Statement to accompany such royalty payment as described in Article 8 above. PHS shall keep these books of account and other records carefully preserved available for inspection by HBT for a period of at least four (4) years.

         11.      WITHHOLDING OF ROYALTIES

                  PHS may withhold from the royalty payments required to be remitted to HBT the proper amount of income tax applicable thereto as required by any Government to be withheld at the time of payment of the royalty, and other monies actually owed by HBT to PHS. Upon payment of such tax, PHS shall provide HBT with a tax receipt which documents the payment thereof.

         12.      PATENT WARRANTY; INFRINGEMENTS

                  12.1 HBT represents and warrants that it has no knowledge, and has no reason to believe, as of the date of execution of this License Agreement (a) that there exist any patent rights held by others that would be infringed by the making, using and selling of U0B-TM- Systems or use of the Licensed U0B-TM- Patents or the U0B-TM- Technology, (b) that there exists any prior art that is more pertinent to the patentability for the UOB-TM- Technology than the references cited by the U.S. Patent and Trademark Office in connection with prosecution and/or issue of the patents listed in Appendix A, and (c) that there are no third party claims against HBT, its affiliates or other licensees, for infringement or misappropriation of any of the know-how, inventions, improvements, patent rights or other intellectual property or trade secrets which constitutes or is part of the Licensed UOB-TM- Patents or the UOB-TM-Technology.

                  12.2 If a claim is made or proceedings are commenced against PHS or any of its sublicensees, or any customer or user of PHS or any sublicensee, for the alleged infringement of patent rights allegedly owned by others by reason of any products which are based upon the Licensed UOB-TM-Patents or the UOB-TM- Technology, PHS shall advise HBT promptly, and having been so advised, or HBT becoming otherwise aware of such claim or proceeding, HBT shall defend, indemnify and hold PHS and its sublicensees harmless therefrom. In such event, HBT shall pay for and provide a defense against any such claims by utilizing counsel which is acceptable to PHS and who is experienced in such matters. If PHS fails to promptly notify HBT of the existence of a claim as to which HBT is obligated to indemnify, defend and hold harmless, such lack of prompt notification shall not invalidate HBT's obligations hereunder, other than to the extent HBT has been damaged by such failure.

                  12.3 HBT and PHS shall be obligated to notify each other promptly of any infringements of the Licensed U0B-TM- Patents or other rights in the UOB-TM- Technology. In the event that any such infringement occurs at a commercial level and affects, or is likely to affect, the profitability of PHS or any sublicensee, HBT agrees that it will vigorously pursue any and all available steps to end the infringement, including the institution of legal proceedings, if appropriate, at its sole expense. However, PHS and any affected sublicensee shall assist to the extent of their ability to provide witnesses and documents and any other information without cost to HBT.

                  12.4 In the event that (a) HBT lacks the necessary funds to meet any of its obligations set forth in paragraphs 12.2 and 12.3 and (b) PHS has such funds available, PHS will advance such reasonable amount of money (the "Advanced Funds") to HBT as will cause HBT to have the necessary funds to meet such obligation(s). PHS shall then have the right to repay to itself the Advanced Funds out of royalties due and payable by it to HBT, as well as out of net profits which would otherwise have been distributed to HBT as a member of PHS, until it shall have been fully repaid. If HBT nonetheless fails to carry out any of its obligations set forth in paragraphs 12.2 and 12.3, PHS may suspend royalty payments to HBT under this License Agreement while the infringement continues, and PHS shall have the right, but not the obligation to take steps, including legal action in HBT's name, to end the infringement.

         13.      BREACH, ARBITRATION, INJUNCTIVE RELIEF

                  13.1 CURE PERIOD. If either party (hereinafter "Claiming Party") believes that the other party (hereinafter "Breaching Party") has breached all or any of its obligations under the License Agreement, then, subject to paragraph 13.3 below, before the Claiming Party may take any action (including the institution of arbitration proceedings) in connection with the alleged breach, the parties agree that:

                           (a)      The Claiming Party must advise the
Breaching Party, in writing, of the precise nature of the alleged breach, the provision(s) of the License Agreement which the Claiming Party alleges have been breached and the period (hereinafter "Cure Period") of time that the Breaching Party has in which to cure the alleged breach, which period of time may not be less than thirty (30) days;

                           (b)      During the Cure Period, the Breaching
Party may attempt to cure the alleged breach. The Cure Period will be automatically extended for up to an additional ninety (90) days if (1) the Breaching Party begins to cure the alleged breach during the Cure Period, (2) the Breaching Party acts diligently to complete the cure and (3) the alleged breach is of a type that cannot reasonably be cured within the term of the initial Cure Period;

                           (c)      If, following the expiration of the Cure
Period (extended, if applicable) the Claiming Party still believes the Breaching Party is in breach of any of its obligations under the License Agreement, then the parties shall, during the next succeeding thirty (30) day period (hereinafter "Negotiation Period") attempt to negotiate a resolution of their differences;

                           (d)      If the parties are unable to resolve
their differences during the Negotiation Period, then the parties shall invoke the arbitration provisions set forth hereinbelow.

                  13.2 ARBITRATION. Any controversy or claim, whether based on contract, tort, statute, indemnity, or other legal theory, arising out of or related to this License Agreement, or any subsequent agreement between the parties or any breach thereof shall be settled by arbitration before a retired Judge or Justice chosen by the parties through the Judicial

Arbitration and Mediation Service ("JAMS") of Los Angeles County. The parties agree that JAMS will provide a list of five available Judges or Justices from which the parties will choose a single Judge or Justice to arbitrate the dispute. If the parties cannot agree on a single Judge or Justice, each party will have the right to reject or strike two (2) Judges or Justices from the list of five. The arbitrator will then be chosen from the remaining Judge(s) or Justice(s) by blind draw supervised by JAMS. In rendering his or her award the retired Judge or Justice ("Arbitrator") shall have no authority or jurisdiction to modify or change any provision of this License Agreement or to award punitive damages. The Arbitrator shall have the authority to determine the arbitrability of any dispute between the parties and shall also have the authority to establish procedural rules to govern the arbitration of any dispute between the parties. Any judgment upon the award rendered by the Arbitrator shall be final and binding and may be entered in any court having jurisdiction thereof.

                  It is agreed that prompt handling and disposition of any dispute is important to the parties and the Arbitrator is hereby instructed to assume adequate managerial initiative and control over discovery and other aspects of the arbitration proceeding, to schedule prompt and expedited discovery to be taken by either party, to manage and control discovery and provide for substantially continuous work, whereby expediting the proceeding as much as he or she deems reasonable, but in all events to try to effect a final award within 180 days of filing, and within 20 days of the close of evidence.

                  13.3     INJUNCTIVE RELIEF.   Notwithstanding paragraphs
13.1 and 13.2 above, a Claiming Party may at any time seek appropriate injunctive relief (including for, but not limited to, the purpose of seeking or obtaining interim injunctive relief in order to preserve the status quo pending conclusion of an arbitration proceeding pursuant to paragraph 13.2) without following the procedures in paragraphs 13.1 and 13.2 above if (1) it reasonably believes that there is insufficient time to follow these procedures and (2) its interests will be substantially at risk if it is unable to obtain immediate injunctive relief, provided, however, that the Claiming Party shall not seek to stop the day-to-day operations of the Breaching Party which are carried out in the ordinary course of business. If appropriate, the Claiming Party will promptly proceed to commence an arbitration proceeding in accordance with paragraph 13.2.

         14.      TRADENAME AND TRADEMARK

                  14.1 HBT hereby grants to PHS the right and license to use the Tradename and Trademark " UOB-TM- in connection with the use and exploitation of the licensed UOB-TM- Patents and the UOBT-TM- Technology and on and in connection with the manufacture, advertising, distribution and sale of UOB-TM- Systems. The Trademark shall at all times be used in the same form as registered in the US Patent and Trademark Office. Advertising using the Tradename or Trademark shall be in good taste and similar in quality to the advertising activities in which PHS uses its own tradename and trademarks.

                  14.2 Use of the Tradename and Trademark by PHS and its sublicensees is limited to the Licensed UOB-TM- Patents, the UOB-TM-Technology and UOB-TM- Systems, unless otherwise approved in writing by HBT.

                  14.3 PHS agrees that all goodwill generated by use of a Trademark or Tradename hereunder shall inure to the benefit of HBT.

         15.      TERMINATION OF AGREEMENT

                  The parties acknowledge that the License granted hereunder is irrevocable. However, in the event it is determined that all or a portion of the License is, nonetheless, revocable under certain circumstances, then in no event shall the License granted hereunder be terminated, nor shall any party attempt or purport to terminate it before there is a final and binding adjudication by a court of competent jurisdiction or the Arbitrator pursuant to paragraph 13.1 (if applicable) and 13.2 that the License granted hereunder is terminated.

         16.      MISCELLANEOUS

                  16.1 INTEGRATION. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transaction contemplated hereby. This Agreement supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any of the parties hereto not embodied in this Agreement or in the documents referred to herein, and no party shall be bound by, or liable for, any alleged representation, promise, inducement or statements of intention not set forth or referred to herein.

                  16.2 GOVERNING LAW JURISDICTION AND VENUE. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

                  16.3 BINDING EFFECT. All of the terms, covenants, representations, warranties and conditions herein shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto, and their respective successors, assignees and delegates, including, but not limited to, successor corporations.

                  16.4 WAIVER. This Agreement may not be amended, modified, superseded or cancelled, nor may any of the terms, covenants, representations, warranties or conditions hereof be waived, except by a written instrument executed by the party against whom such amendment, modification, supersedure, cancellation or waiver is charged. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation, or warranty contained herein, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

                  16.5 CONSTRUCTION. The captions and headings contained herein are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to a "person" mean and refer to natural persons, partnerships, corporations, trusts, associations, governmental agencies and any other entity of any kind whatsoever. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either party based upon authorship of any of the provisions hereof.

                  16.6 COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed by facsimile signature and executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  16.7 ATTORNEYS' FEES. In the event that any party shall bring an action in connection with the performance, breach or interpretation of this Agreement, or in any action related to the transaction contemplated hereby, the prevailing party in any such action, as may be determined by the court or other tribunal (such as the Arbitrator) having jurisdiction, shall be entitled to recover from the losing party in such action, also as determined by the court or other tribunal having jurisdiction, all actual costs and expenses of such litigation, including attorneys' fees, court costs, costs of investigation, accounting, and other costs reasonably related to such litigation, in such amount as may be determined in the discretion of the court or other tribunal having jurisdiction of such action.

                  16.8 SEVERABILITY. In the event that any provision hereof is determined to be illegal or unenforceable, such determination shall not affect the validity or enforceability of the remaining provisions hereof, all of which shall remain in full force and effect.

                  16.9 FURTHER DOCUMENTS. The parties each hereby covenant and agree that, from time to time, after the date hereof, at the reasonable request of any party, and without further consideration, they will execute and deliver such other documents and take such other action as may be reasonably required to carry out in all respects the transactions contemplated and intended by this Agreement.

                  16.10 NOTICES. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given (1) when hand delivered to the other party; or (2) when received when sent by facsimile at the address and number set forth below (provided, however, that notices given by facsimile shall not be effective unless either (a) a duplicate copy of such facsimile notice is promptly given by depositing same in a post office with first-class postage prepaid and addressed to the parties as set forth below, or (b) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this paragraph 16.10; additionally, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient's time) or on a nonbusiness day; or
(3) five (5) business days after the same have been deposited in a post office with first-class or certified mail, return receipt requested, postage prepaid and addressed to the parties as set forth below; or (4) the next business day after the same have been deposited with a national overnight or next business day delivery service reasonably approved by the parties (Federal Express, DHL WorldWide Express and US Express Mail being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below, provided that the sending party receives a confirmation of delivery from the delivery service provider.

     PHS:                  Phoenix Hydrogen Systems, LLC
                           3925 East Vernon Street
                           Long Beach, California 90815
                           Attention: CEO
                           Telephone: (310) 597-2442
                           Fax: (310) 597-8780

     With a copy to:       Sofinov Societe Financiere d'Innovation Inc.
                           1981, avenue McGill College
                           Montreal (Quebec)
                           H3A 3C7
                           Attention: President
                           Telephone: (514) 847-2613
                           Fax: (514) 847-2628

     HBT:                  Hydrogen Burner Technology, Inc.
                           3925 East Vernon Street,
                           Long Beach, California 90815
                           Attention: President
                           Telephone: (310) 597-2442
                           Fax: (310) 597-8780

                  16.11 GENDER AND TENSE. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

                  16.12    TIME. Time is of the essence in this Agreement.

                  16.13 EXHIBITS. Any exhibit or appendix referred to in this Agreement shall be attached to this Agreement and be incorporated into this Agreement by the reference to same.

                  16.14 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons a right of subrogation or action over or against any party to this Agreement.

                  16.15 DATE AND DELIVERY OF AGREEMENT. Notwithstanding anything to the contrary contained in this Agreement, the parties intend that this Agreement shall be deemed effective, executed and delivered for all purposes under this Agreement, and for the calculation of any statutory time periods based on the date an agreement between parties is effective, executed, and/or delivered, as of the date set forth on the first page of this Agreement.

                  16.16 ASSIGNMENT. HBT shall not, voluntarily or by operation of law, assign, hypothecate, give, transfer, mortgage, sublet, license or otherwise transfer or encumber all or any part of its rights, duties or other interest in this Agreement other than its royalties or the proceeds thereof (collectively "Transfer"), without the prior written consent of PHS. Any attempt to make a Transfer in violation of this provision shall be a material default under this Agreement, and any Transfer in violation of this provision shall be null and void.

                  16.17 COUNTING OF DAYS. If a party is required to complete the performance of an obligation under this Agreement by a date certain and such date is a Saturday, Sunday, religious holiday or Federal holiday (collectively, a "Nonbusiness Day"), then the date for the completion of such performance will be the next succeeding day that is not a Nonbusiness Day.

                  16.18 CUMULATIVE OF REMEDIES. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity, subject to the provisions of paragraphs 13.2 and 13.3.

                  16.19 EXECUTION OF AGREEMENT. Each party has been represented by counsel in the negotiation and execution of this Agreement. This Agreement was executed voluntarily without any duress or undue influence on the part of, or on behalf of, the parties hereto. The parties acknowledge that they have read and understood this Agreement and its legal effect. Each party acknowledges that it has had a reasonable opportunity to obtain independent legal counsel for advice and representation in connection with this Agreement. Each party further acknowledges that it is not relying on, and it is not for the purposes of, the negotiation, execution, and delivery of this Agreement, a client of the legal counsel employed by the other party to this Agreement.

         IN WITNESS HEREOF, this Agreement is executed in duplicate by the respective, duly authorized officers of the parties as of the day and year first above written.

                                 HYDROGEN BURNER TECHNOLOGY, INC.
                                 "HBT"

Attest:                          By:
                                    --------------------------------------------
                                        Name (Printed):
                                                       -------------------------
                                        Title:
                                              ----------------------------------


                                 PHOENIX HYDROGEN SYSTEMS, LLC
                                 "PHS"

Attest:                          By:
                                    --------------------------------------------
                                        Name (Printed):
                                                       -------------------------
                                        Title:
                                              ----------------------------------

                                    APPENDIX A

         U.S. Patent No. 5,207,185 - dated May 4, 1993
         U.S. Patent No. 5,299,536 - dated April 5, 1994
         U.S. Patent No. 5,441,546 - dated August 15, 1995
         U.S. Patent No. 5,437,123 - dated August 1, 1995
         U.S. Patent No. 5,529,484 - dated June 25, 1996
         U.S. Patent No. 5,546,701 - dated August 20, 1996

                  A patent application was filed June 6, 1996 and is presently pending.

                  Two additional patents are in the process of preparation for filing and should be filed before the end of 1996.

                                                                       EXHIBIT B

                             SUB-LICENSE AGREEMENT

                  This Sub-license Agreement is entered into between Phoenix Hydrogen Systems LLC (hereinafter "PHS" and Phoenix Gas Systems, LLC hereinafter "PGS") this 7th day of August, 1996.

                  Hydrogen Burner Technology, Inc. (hereinafter "HBT") and PGS entered into a license agreement on March 28, 1996 (the "Original PGS License"), pursuant to which HBT granted to PGS a world-wide exclusive license to make, use and sell the UOB-TM- Technology with respect to a specific field of use described therein and herein.

                  HBT entered into a license agreement with PHS as of the date hereof (the "PHS License") pursuant to which HBT has granted to PHS, in perpetuity (but in the event this is not permitted then for the longest period permitted by law) an exclusive irrevocable worldwide license to make, use, offer for sale, sell, sub-license and otherwise exploit the Licensed UOB-TM- Patents, the UOB-TM- Technology, the Trade Names and Trademarks (all as defined herein and in the PHS License) for all uses.

                  HBT has assigned the Original PGS License to PHS. The parties hereto desire to restate and amend the terms and conditions of the original PGS License in this Sub-license Agreement.

                  NOW THEREFORE in consideration of the above recitals and each and all of the terms and provisions hereinafter contained it is agreed as follows:

         1.       DEFINITIONS

                  The following words and phrases will have the meanings set forth below, unless the context requires a different meaning:

                  1.1 "UOB-TM- Technology" shall mean all inventions, technology and information presently known or hereafter developed or acquired by or licensed to HBT relating to the UOB-TM-, including, but not limited to, the UOB-TM- Reactor, Water Vaporization System, Water and/or Gas Shift Reactor, Air and Fuel Injectors, Control System Software, all technology where hydrogen is used as a fuel for fuel cell systems and combustion systems, or where hydrogen is used as a feed stock, and any other fields of use (whether known or unknown) for the UOB-TM- Technology, and all know-how, trade secrets, computer programs, designs, drawings, plans, specifications, goodwill, and marketing, sales, and other information of HBT relating to the UOB-TM-, limited only by the terms and provisions of the license heretofore granted to PGS, as such license is amended as of the date hereof and converted into a sublicense between PHS and PGS as to a limited field of use.

                  1.2 "Licensed UOB-TM- Patents" shall mean all patents relating to the UOB-TM- Technology and including all U.S. patents issued and issuing from any pending application or from a continuation, continuation in part, or divisional application which is based, in whole or in part on an application for one or more of such U.S. patents; all reissues of the foregoing patents, all foreign counterpart patents which are based, in whole or in part, on, any of the foregoing applications for U.S. patent; and any other future patent rights that may be included herein under the provisions of this License Agreement.

                  1.3 "UOB-TM- System" shall mean the UOB-TM- together with all ancillary components, or devices, which are especially made or especially adapted for the construction of systems and which are used along with or are attached to the UOB-TM- and covered by the License to PHS. The cost of each such ancillary component or device shall be added to the price of the UOB-TM- to form the price of a "UOB-TM- System" which will bear the trademark UOB-TM- , which trademark shall be placed on all equipment components and devices sold by PHS and/or by any sub-licensee. All patented devices and such ancillary components and/or devices bearing the trademark UOB-TM- will result in a UOB-TM- System which will be the basis upon which the total royalty owed to HBT will be computed.

                  1.4 "Net Selling Price" shall mean invoiced selling price, f.o.b. PHS' or its sublicensee's facility, after deduction of all regular and customary trade and quantity discounts, freight allowances, and cash discounts, but before deduction of agent's commissions.

                  1.5 "Tradenames" and "Trademarks" shall mean the name and mark UOB-TM-, and any other names or marks now or later adopted, used or acquired by HBT that refer or relate to the UOB-TM- Technology.

         2.       EXCLUSIVE SUB-LICENSE

                  2.1 PHS HEREBY GRANTS TO PGS (sometimes hereafter referred as "Sublicensee") a world-wide exclusive sub-license to make, use, market and sell and otherwise exploit, in perpetuity (but in the event such term is not permitted, then for the longest period permitted by law), the UOB-TM-Technology, and the Tradenames and Trademarks (collectively the "Licensed Property"), provided, however, that this Sub-License is limited to the "Field of Use" defined in paragraphs 3 and 4 hereof.

                  2.2      PHS' OBLIGATION TO ASSIST SUB-LICENSEE

                  PHS agrees, during the 24 months from the date of this Agreement upon reasonable request by Sub-licensee, that it will request HBT to cooperate fully to assist Sublicensee, free of charge, in the testing, engineering and manufacturing of UOB-TM- Systems and to consult with and provide technical assistance and problem solving for UOB-TM- Systems to enable Sub-licensee to make, have made, use or sell UOB-TM- Systems in the Field of Use described in paragraph 3 below, and to exercise its rights under the Sub-License granted hereunder. To accomplish such assistance, after the first 24 months, PHS shall request HBT to provide free of charge fifty (50) man/days per calendar year, not including travel time. In each instance, after said first 24 months, (a) Sub-licensee shall reimburse HBT directly for the reasonable travel and living expenses incurred by HBT's personnel in providing such assistance away from HBT's principal office/plant, and (b) PHS shall request HBT, upon request of Sub-licensee to provide assistance in excess of fifty (50) man-days, in which event Sub-licensee shall pay HBT directly in accordance with paragraph 2.3.

                  2.3 Sub-licensee shall reimburse HBT directly for training and assistance in excess of the man-days specified in Section 2.2 above at HBT's standard rate at the time of the request. All such reimbursements shall be made in U.S. Dollars within thirty (30) days of receipt by Sub-licensee of HBT's invoice. A man-day shall be an eight hour day. The rate for overtime and work over weekends and holidays shall be negotiated as it is required.

                  2.4      RELATIONSHIP OF THE PARTIES

                  The relationship of the parties shall be that of independent contractors, and nothing contained herein shall be deemed to create any relationship of agency, joint venture, partnership or employment. Neither party hereto shall have any power to commit, contract for or otherwise obligate the other to any third person.

                  2.5      SUB-LICENSEE'S RIGHT TO SUB-LICENSE

                  PGS shall have the right to grant sublicenses only after having obtained the prior written approval of PHS in relation to the identity of the proposed sub-licensee and the terms and conditions of the proposed sub-license.

         3.       FIELD OF USE

                           The Sub-License granted pursuant to this Agreement
shall be limited and confined to a "Field of Use" identified as all conventional hydrogen markets, including but not limited to chemical, refinery, metals, food, hydrogen peroxide, glass, electronics, and all other uses where Hydrogen is not used as a fuel but instead as a feed stock to industrial products and processes.

         4.       LIMITATION OF LICENSE

                           The Sub-license granted pursuant to this Agreement
does not include uses in other fields of use which directly use Hydrogen as a fuel, including fuel cells and internal combustion engines (both transportation and stationary), turbines, boilers, burners, process heaters and other uses not within Sub-licensee's "Field of Use". If future technology provides an overlap in the Field of Use, PHS will include the same in the sub-license.

         5.       FURTHER CONCEPTIONS, INVENTION, IMPROVEMENTS

                  5.1 In the event PGS or any of its employees or sublicensees should conceive of any inventions or improvements to the UOB-TM-, whether or not PGS or any of its employees, licensees or sublicensees shall apply for a patent thereon and whether or not said inventions or improvements shall have been reduced to practice, PHS and PGS agree that any rights therein or patents resulting therefrom shall belong to HBT and any patents resulting therefrom shall be assigned to HBT and, insofar as such rights and/or patents are used or applied in connection with the UOB-TM-Technology within the Field of Use, shall be a part of the Sub-License to PGS without additional cost to PGS.

                  5.2 PGS shall promptly advise PHS and HBT in writing of any such improvements or inventions referred to Section 5.1 and disclose to PHS and HBT all information needed by PHS and HBT to utilize such improvements or inventions and shall assist in any way possible to allow PHS and HBT to use such improvements or inventions to the fullest extent possible.

                  5.3 In the event PHS shall receive from HBT a sub-license of a license or right received by HBT from any third party to make, use or sell any invention, know-how or trade secret which is usable with the UOB-TM-Technology or by PGS to improve its performance or to broaden its usefulness within the Field of Use, PHS shall disclose the same to PGS unless prohibited by said third party. In the event PHS is obligated to pay any royalty for the use or sub-license of any such sub-license or right, PGS shall pay to PHS that amount plus 15% of that amount for administrative costs in order to use the same. No payments are due by PGS, however, in the event that such use or sub-license of such third party license permits PGS to increase the selling price of its product in such amount that the increase in the royalty to PHS under this Sub-License is sufficient to satisfy the obligation of PHS to HBT plus 15% of said obligation, then no further royalty shall be due by PGS to PHS. In the event the increase is not sufficient for that purpose, then PGS shall pay to PHS such further sum as shall be necessary to offset that obligation to HBT plus 15% of such obligation.

         6.       CONFIDENTIALITY

                  6.1 Each party hereto agrees (i) to use all reasonable precautions to maintain confidential, Information (as hereinafter defined) it has received from the other party and to limit disclosure of Information to those of its employees or agents as is reasonably required to carry out the purposes of this Agreement; and (ii) not to disclose, nor permit its agents and employees to disclose, Information to any third party, except as required to effect sales of products.

                           The term "Information" shall mean any and all
information relating to the Licensed Property , as well as the operations of the parties hereto and of any sublicensee, but shall not include:

                           (i)      Information which, at the time of
disclosure, by the disclosing party has been previously published and is in the public domain;

                           (ii)     Information which, at the time of disclosure
by the disclosing party, has been previously published and is in the public domain;

                           (iii)    Information which subsequently comes into
the public domain without breach of an obligation hereunder by the non-disclosing party; or

                           (iv)     Information which comes into the
non-disclosing party's possession from a third party having no obligation to the disclosing party to keep such information confidential.

                           Notwithstanding the exceptions enumerated in the
above subparagraphs (i)-(iv), no documents, prints, drawings, computer discs, parts, equipment or other materials or property of a party hereto provided to the other hereunder or generated by either party from information provided to it hereunder shall be disclosed to third parties without the prior written permission of the disclosing party.

                  6.2 Each party shall cause all Information to be conspicuously labeled to indicate the secret and confidential nature thereof, and to take all reasonable steps to prevent unauthorized access, reproduction or use thereof.

         7.       OBLIGATION TO PAY

                  7.1 The obligation to pay royalties to PHS shall continue until the expiration of the last patent included within the Licensed UOB-TM-Patents, provided, however, that the following shall apply:

                  7.2 The royalty as described in section 8.1 below, shall end upon termination of the last of the nine (9) U.S. patents (together with the international patents associated therewith) and patents pending (or being prepared for filing) set forth in Appendix A on the date hereof. If, following such termination, there are any Licensed UOB-TM- Patents in force, then the royalty shall be equitably adjusted to reflect the value of the remaining patent rights, but in no event shall the adjusted royalty rates be in excess of the original royalty rates.

                  7.3 If any of the Licensed UOB-TM- Patents are invalidated or the benefits conferred by the License no longer justify the royalties then in effect, PHS agrees that the royalties shall be equitably adjusted downward.

                  7.4 No payment shall be effective until received by the party to whom it is owed.

         8.       PAYMENT OF ROYALTIES

                  8.1 During the term of this Sub-License, PGS shall pay to PHS in U.S. Dollars royalties equivalent to five percent (5%) of the Net Selling Price of any UOB-TM- System sold by PGS which is covered in whole or in part by one or more claims of valid Licensed UOB-TM- Patents where manufactured or sold by PGS.

                  8.2 As part of the consideration to acquire this exclusive Sub-License, PGS shall pay to PHS One Million Dollars ($1,000,000.00), provided, however, that this amount shall be payable only out of 25% of PGS' annual net profits commencing December 31, 1996 until the amount shall have been paid in full. Said amounts shall be paid within thirty (30) days after receipt of financial statements.

         9.       REPORT AND PAYMENT OF STATEMENTS

                  9.1 Within fifteen (15) days after the end of each calendar quarter during the term of this Sub-License, PGS shall advise PHS in writing (hereinafter "Royalty Statement") of the revenues upon which the royalty is based, including the names, addresses and telephone numbers of each such purchaser and the amount sold to each purchaser, and shall pay the royalty due based on such revenues, less credits, returns and allowances during such reporting period. If not paid timely, the amount due shall bear interest at ten percent (10%) per annum from date due until paid.

                  9.2 Upon reasonable, advance written request by PHS to PGS, PHS shall be permitted to audit those books and records of PGS that are relevant to the information provided in the Royalty Statement. Such inspection shall be conducted during normal business hours at the location PGS regularly maintains its books and records. (PHS shall not be permitted to conduct more than two audits during each calendar year.) It is determined that PGS made any mistake in its Royalty Statement, which mistake resulted in an underpayment to PHS, then PGS shall immediately pay PHS the additional amount owed; or, if PGS overpaid PHS, PHS shall immediately refund such overpayment. PHS shall pay all of the costs of its audits, unless it is determined that PGS underpaid the amount due to PHS by an amount in excess of the greater of (a) ten percent (10%) of the amount then due or (b) Ten Thousand Dollars ($10,000), in which event PGS shall immediately reimburse PHS for all of PHS' reasonable and necessary costs in connection with the inspection. Any Royalty Statement which is not challenged within two (2) years after its delivery shall be conclusively deemed to be final and binding.

                  9.3 In the event payment is not made timely, and there is no dispute as to the amount and after a fifteen (15) days' notice to cure it is still not paid, PHS may commence legal action to collect the same. Any payment or judgment thereafter shall bear interest at ten percent (10%) per annum from due date as further provided by paragraph 17.7 herein.

         10.      OBLIGATION TO MARKET AND SELL

                  PGS will use all due diligence to aggressively market and sell the UOB-TM- throughout the world.

         11.      OBLIGATION TO OBSERVE TRADEMARK REQUIREMENTS

                           All products manufactured by PGS involving the
UOB-TM- or in any manner under the Licensed UOB-TM- Patents must clearly bear the trademark UOB-TM- and any copyright or interim mark of HBT.

         12.      RETENTION OF RECORDS

                           PGS agrees that at all times during the term of this
Agreement, it shall keep accurate books of account and other records that shall contain all details relating to the manufacture and sale of products made using Licensed UOB-TM- Patents and including all the information required for the Royalty Statement to accompany such royalty payment as described in Section 9 above. PGS shall keep these books of account and other records carefully preserved available for inspection by the PHS for a period of at least four (4) years.

         13.      WITHHOLDING OF ROYALTIES WHERE REQUIRED

                           PGS may withhold from the royalty payments required
to be remitted to PHS the proper amount of income tax applicable thereto as required by any Government to be withheld at the time of payment of the royalty, and other monies actually owed by PHS to PGS. Upon payment of such tax, PGS shall provide PHS with a tax receipt which documents the payment thereof.

         14.      PATENT WARRANTY

                  14.1 PHS represents and warrants that it has no knowledge, and has no reason to believe, as of the date of execution of this Sub-License Agreement (a) of the existence of any patent rights held by others that would be infringed by the making, using and selling of UOB-TM- Systems or use of the Licensed UOB-TM- Patents or the UOB-TM- Technology and (b) that there are no third party claims against HBT or PHS, HBT's affiliates or other licensees, for infringement or misappropriation of any of the know-how, inventions, improvements, patent rights or other intellectual property or trade secrets which constitutes or is part of the Licensed UOB-TM- Patents or the UOB-TM-Technology.

                  14.2 If a claim is made or proceedings are commenced against PGS, or any customer or user of PGS, for the alleged infringement of patent rights allegedly owned by others by reason of any products which are based upon the Licensed UOB-TM- Patents or the UOB-TM- Technology, PGS shall advise PHS and HBT promptly, and having been so advised, or PHS or HBT becoming otherwise aware of such claim or proceeding, PHS shall cause HBT to defend, indemnify and hold PGS harmless therefrom. In such event, PHS will cause HBT to pay for and provide a defense against any such claims. If PGS fails to promptly notify PHS of the existence of a claim as to which PHS is obligated to cause HBT to indemnify, defend and hold harmless, such lack of proper notification shall not invalidate PHS' obligations hereunder, other than to the extent PHS and/or HBT have been damaged by such failure.

                  14.3 PGS and PHS shall be obligated to notify each other promptly of any infringements of the Licensed UOB-TM- Patents or other rights in the UOB-TM- Technology. In the event that any such infringement occurs at a commercial level and affects, or is likely to affect, the profitability of PGS, PHS undertakes that it will cause HBT to vigorously pursue any and all available steps to end the infringement, including, if appropriate, the institution of legal proceedings at its sole expense. However, PGS shall assist to the extent of its ability to provide witnesses and documents and any other information without cost to PHS and HBT.

                  14.4 If for any reason HBT fails to indemnify, defend and hold harmless as referred to in paragraph 14.2 hereof, or to pursue steps to end an infringement as referred to in paragraph 14.3 hereof, PGS shall notify PHS of its dissatisfaction, upon which if PHS agrees, PHS may take the appropriate steps, including legal action in HBT's name, to end the infringement. In the event that PHS fails to take such steps within ninety (90) days from the date of PGS' notice, PGS may suspend royalty payments to PHS until such time as PHS takes such steps.

         15.      TRADENAME AND TRADEMARK

                  15.1 PHS hereby grants to PGS by sub-license the right to use the Tradename and Trademark UOB-TM- on and in connection with the manufacture, advertising, distribution and sale of UOB-TM- Systems. The Trademark shall at all times be used in the same form as registered in the U.S. Patent and Trademark Office. Advertising using the Tradename or Trademark shall be in good taste and similar in quality to the advertising activities in which PGS uses its own tradename and trademarks.

                  15.2 Use of the Tradename and Trademark by Sub-licensee is limited to the Licensed UOB-TM- Patents, the UOB-TM- Technology and UOB-TM-Systems within the Field of Use, unless otherwise approved in writing by PHS.

                  15.3 PGS and PHS agree that all goodwill generated by use of a Trademark or Tradename hereunder shall inure to the benefit of HBT as the owner thereof.

         16.      BREACH, ARBITRATION, INJUNCTIVE RELIEF

                  16.1 CURE, PERIOD. If either party (hereinafter "Claiming Party") believes that the other party (hereinafter "Breaching Party") has breached all or any of its obligations under the License Agreement, then, subject to paragraph 13.3 below, before the Claiming Party may take any action (including the institution of arbitration proceedings) in connection with the alleged breach, the parties agree that:

                           (a)      The Claiming Party must advise the Breaching
Party, in writing, of the precise nature of the alleged breach, the provision(s) of the Sub-License Agreement which the Claiming Party alleges have been breached and the period (hereinafter "Cure Period") of time that the Breaching Party has in which to cure the alleged breach, which period of time may not be less than thirty (30) days;

                           (b)      During the Cure Period, the Breaching Party
may attempt to cure the alleged breach. The Cure Period will be automatically extended for up to an additional ninety (90) days if (1) the Breaching Party begins to cure the alleged breach during the Cure Period, (2) the Breaching Party acts diligently to complete the cure and (3) the alleged breach is of a type that cannot reasonably be cured within the term of the initial Cure Period;

                           (c)      If, following the expiration of the Cure
Period (extended, if applicable) the Claiming Party still believes the Breaching Party is in breach of any of its obligations under the Sub-License Agreement, then the parties shall, during the next succeeding thirty (30) day period (hereinafter "Negotiation Period") attempt to negotiate a resolution of their differences;

                           (d)      If the parties are unable to resolve their
differences during the Negotiation Period, then the parties shall invoke the arbitration provisions set forth hereinbelow.

                  16.2 ARBITRATION. Except as provided in paragraph 9.3, any controversy or claim, whether based on contract, tort, statute, indemnity, or other legal theory, arising out of or related to this Sub-License Agreement, or any subsequent agreement between the parties or any breach thereof shall be settled by arbitration before a retired Judge or Justice chosen by the parties through the judicial Arbitration and Mediation Service ("JAMS") of Los Angeles County. The parties agree that JAMS will provide a list of five available Judges or Justices from which the parties will choose a single Judge or Justice to arbitrate the dispute. If the parties cannot agree on a single Judge or Justice, each party will have the right to reject or strike two (2) Judges or Justices from the list of five. The arbitrator will then be chosen from the remaining Judge(s) or Justice(s) by blind draw supervised by JAMS. In rendering his or her award the retired Judge or Justice ("Arbitrator") shall have no authority or jurisdiction to modify or change any provision of this Sub-License Agreement or to award punitive damages. The Arbitrator shall have the authority to determine the arbitrability of any dispute between the parties and shall also have the authority to establish procedural rules to govern the arbitration of any dispute between the parties. Any judgment upon the award rendered by the Arbitrator shall be final and binding and may be entered in any court having jurisdiction thereof.

                  It is agreed that prompt handling and disposition of any dispute is important to the parties and the Arbitrator is hereby instructed to assume adequate managerial initiative and control over discovery and other aspects of the arbitration proceeding, to schedule prompt and expedited discovery to be taken by either party, to manage and control discovery and provide for substantially continuous work, whereby expediting the proceeding as much as he or she deems reasonable, but in all events to try to effect a final award within 180 days of filing, and within 20 days of the close of evidence.

                  16.3 INJUNCTIVE RELIEF. Notwithstanding paragraphs 16.1 and 16.2 above, a Claiming Party may at any time seek appropriate injunctive relief (including for, but not limited to, the purpose of seeking or obtaining interim injunctive relief in order to preserve the status quo pending conclusion of an arbitration proceeding pursuant to paragraph 16.2 herein) without following the procedures in paragraphs 16.1 and 16.2 above if (1) it reasonably believes that there is insufficient time to follow these procedures and (2) its interests will be substantially at risk if it is unable to obtain immediate injunctive relief, provided, however, that the Claiming Party shall not seek to stop the day-to-day operations of the Breaching Party which are carried out in the ordinary course of business. If appropriate, the Claiming Party will promptly proceed to commence an arbitration proceeding in accordance with paragraph 16.2.

         17.      MISCELLANEOUS

                  17.1 INTEGRATION. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transaction contemplated hereby. This Agreement supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any of the parties hereto not embodied in this Agreement or in the documents referred to herein, and no party shall be bound by, or liable for, any alleged representation, promise, inducement or statements of intention not set forth or referred to herein.

                  17.2 GOVERNING LAW JURISDICTION AND VENUE. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

                  17.3 BINDING EFFECT. All of the terms, covenants, representations, warranties and conditions herein shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto, and their respective successors, assignees and delegates, including, but not limited to, successor corporations.

                  17.4 WAIVER. This Agreement may not be amended, modified, superseded or cancelled, nor may any of the terms, covenants, representations, warranties or conditions hereof be waived, except by a written instrument executed by the party against whom such amendment, modification, supersedure, cancellation or waiver is charged. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation, or warranty contained herein, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

                  17.5 CONSTRUCTION. The captions and headings contained herein are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to a "person" mean and refer to natural persons, partnerships, corporations, trusts, associations, governmental agencies and any other entity of any kind whatsoever. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or Uncertainty in this Agreement shall not be construed against either party based upon authorship of any of the provisions hereof.

                  17.6 COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed by facsimile signature and executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  17.7 ATTORNEYS' FEES. In the event that any party shall bring an action in connection with the performance, breach or interpretation of this Agreement, or in any action related to the transaction contemplated hereby, the prevailing party in any such action, as may be determined by the court or other tribunal (such as the Arbitrator) having jurisdiction, shall be entitled to recover from the losing party in such action, also as determined by the court or other tribunal having jurisdiction, all actual costs and expenses of such litigation, including attorneys' fees, court costs, costs of investigation, accounting, and other costs reasonably related to such litigation, in such amount as may be determined in the discretion of the court or other tribunal having jurisdiction of such action.

                  17.8 SEVERABILITY. In the event that any provision hereof is determined to be illegal or unenforceable, such determination shall not affect the validity or enforceability of the remaining provisions hereof, all of which shall remain in full force and effect.

                  17.9 FURTHER DOCUMENTS. The parties each hereby covenant and agree that, from time to time, after the date hereof, at the reasonable request of any party, and without further consideration, they will execute and deliver such other documents and take such other action as may be reasonably required to carry out in all respects the transactions contemplated and intended by this Agreement.

                  17.10 NOTICES. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given (1) when hand delivered to the other party; or (2) when received when sent by facsimile at the address and number set forth below (provided, however, that notices given by facsimile shall not be effective unless either (a) a duplicate copy of such facsimile notice is promptly given by depositing same in a post office with first-class postage prepaid and addressed to the parties as set forth below, or
(b) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this paragraph 16.10; additionally, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient's time) or on a nonbusiness day; or (3) five (5) business days after the same have been deposited in a post office with first-class or certified mail, return receipt requested, postage prepaid and addressed to the parties as set forth below;
or (4) the next business day after the same have been deposited with a national overnight or next business day delivery service reasonably approved by the parties (Federal Express, DHL WorldWide Express and US Express Mail being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below, provided that the sending party receives a confirmation of delivery from the delivery service provider.

     PHS:                  Phoenix Hydrogen Systems LLC
                           3925 East Vernon Street
                           Long Beach, California 90815
                           Attention: President
                           Telephone: (310) 597-2442
                           Fax: (310) 597-8780

     PGS:                  Phoenix Gas Systems LLC
                           3925 East Vernon Street
                           Long Beach, California 90815
                           Attention: President
                           Telephone: (310) 597-2442
                           Fax: (310) 597-8780

     With a copy to:       Sofinov Societe Financiere d'Innovation Inc.
                           1981, avenue McGill College
                           Montreal (Quebec)
                           H3A 3C7
                           Attention: President
                           Telephone: (514) 847-2613
                           Fax: (514) 847-2628
     and to

     HBT:                  Hydrogen Burner Technology, Inc.
                           3925 East Vernon Street
                           Long Beach, California 90815
                           Attention: President
                           Telephone: (310) 597-2442
                           Fax: (310) 597-8780

                  17.11 GENDER AND TENSE. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

                  17.12    TIME. Time is of the essence in this Agreement.

                  17.13 EXHIBITS. Any exhibit or appendix referred to in this Agreement shall be attached to this Agreement and be incorporated into this Agreement by the reference to same.

                  17.14 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons a right of subrogation or action over or against any party to this Agreement.

                  17.15 DATE AND DELIVERY OF AGREEMENT. Notwithstanding anything to the contrary contained in this Agreement, the parties intend that this Agreement shall be deemed effective, executed and delivered for all purposes under this Agreement, and for the calculation of any statutory time periods based on the date and agreement between parties is effective, executed, and/or delivered, as of the date set forth on the first page of this Agreement.

                  17.16 ASSIGNMENT. Neither party shall voluntarily or by operation of law, assign, hypothecate, give, transfer, mortgage, sublet, license or otherwise transfer or encumber all or any part of its rights, duties or other interest in this Agreement other than as to PHS the royalties or the proceeds thereof (collectively "Transfer"), without the prior written consent of the other party. Any attempt to make a Transfer in violation of this provision shall be a material default under this Agreement, and any Transfer in violation of this provision shall be null and void.

                  17.17 COUNTING OF DAYS. If a party is required to complete the performance of an obligation under this Agreement by a date certain and such date is a Saturday, Sunday, religious holiday or Federal holiday (collectively, a "Nonbusiness Day"), then the date for the completion of such performance will be the next succeeding day that is not a Nonbusiness Day.

                  17.18 CUMULATIVE OF REMEDIES. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity, subject to the provisions of paragraphs 13.2 and 13.3.

                  17.19 EXECUTION OF AGREEMENT. Each party has been represented by counsel in the negotiation and execution of this Agreement. This Agreement was executed voluntarily without any duress or undue influence on the part of, or on behalf of, the parties hereto. The parties acknowledge that they have read and understood this Agreement and its legal effect.

Each party acknowledges that it has had a reasonable opportunity to obtain independent legal counsel for advice and representation in connection with this Agreement. Each party further acknowledges that it is not relying on, and it is not for the purposes of, the negotiation, execution, and delivery of this Agreement, a client of the legal counsel employed by the other party to this Agreement.

         IN WITNESS HEREOF, this Agreement is executed in duplicate by the respective, duly authorized officers of the parties as of the day and year first above written.

                                 PHOENIX HYDROGEN SYSTEMS LLC
                                 "PHS"

Attest:                          By:
                                    --------------------------------------------
                                        Name (Printed):
                                                       -------------------------
                                        Title:
                                              ----------------------------------


                                 PHOENIX GAS SYSTEMS LLC
                                 "PGS"

Attest:                          By:
                                    --------------------------------------------
                                        Name (Printed):
                                                       -------------------------
                                        Title:
                                              ----------------------------------

                                   APPENDIX A

         U.S. Patent No. 5,207,185 - dated May 4, 1993
         U.S. Patent No. 5,299,536 - dated April 5, 1994
         U.S. Patent No. 5,441,546 - dated August 15, 1995
         U.S. Patent No. 5,437,123 - dated August 1, 1995
         U.S. Patent No. 5,529,484 - dated June 25, 1996
         U.S. Patent No. 5,546,701 - dated August 20, 1996


                  A patent application was filed June 6, 1996 and is presently pending.

                  Two additional patents are in the process of preparation for filing and should be filed before the end of 1996.

                                                                       EXHIBIT E

                            FIRST REFUSAL AGREEMENT

         This First Refusal Agreement ("First Refusal Agreement") is entered into by, between and among Sofinov Societe financiere d'innovation Inc. ("Sofinov"), David M. Moard ("Shareholder"), and Hydrogen Burner Technology, Inc., a California corporation ("HBT"), as of the 7th day of August, 1996, with reference to the following facts:

         A.       Shareholder is one of the shareholders of HBT.

         B. Sofinov, through one or more affiliates (collectively, the "Sofinov Affiliate"), has agreed to contribute the total sum of Four Million Dollars ($4,000,000) (the "Sofinov Contribution") to the capital of Phoenix Gas Systems, LLC, a California Limited Liability Company ("PGS") and Phoenix Hydrogen Systems, LLC, a California Limited Liability Company ("PHS").

         C. As partial consideration for the Sofinov Contribution, Shareholder and each of the other shareholders of HBT have agreed to grant to Sofinov a right of first refusal with respect to the HBT shares owned by them, and HBT has agreed that it will not issue new shares without first offering such new shares to Sofinov, and all newly issued shares shall be subject to the restrictions set forth in this First Refusal Agreement.

         NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, THE PARTIES AGREE AS FOLLOWS:

         1.       ENFORCEMENT PROVISIONS.

                  1.1 RESTRICTION ON TRANSFERS BY SHAREHOLDER. Except as provided herein, Shareholder shall not sell, give, will, transfer, devise, assign, hypothecate, encumber, or otherwise deal in, with or without consideration, any of its HBT stock (referred to as the "HBT Stock"), whether now owned or later acquired, or any part of it. This provision does not apply to transfers described in clauses (a), (b), (c), (d) or (e) of this Section 1.1, if (i) the party to whom the HBT Stock is so transferred executes a counterpart to this First Refusal Agreement evidencing his agreement to be bound hereby and (2) following the transfer David Moard and/or Leonard Greiner hold(s) no less than 50.1% of the voting control of HBT. Under the circumstances described in the above sentence, Shareholder may transfer the HBT Stock as follows: (a) a disposition of HBT stock without consideration;
(b) a disposition of HBT Stock as a direct result of an Involuntary Transfer, as defined in Section 2.2 below; (c) a transfer to HBT and/or any person who is an existing shareholder of HBT as of the date of this First Refusal Agreement, all of whom are identified on Exhibit "A" attached hereto; (d) a transfer to a person or entity listed on Exhibit "A" as an approved transferee; and (e) a transfer to an employee of HBT in connection with a general compensation plan, so long as the aggregate of all transfers and any new issuances by HBT to the employee group does not exceed 5% of the outstanding shares of stock of HBT.

                  1.2 LEGEND ON SHARES. Each certificate representing HBT Stock now owned or hereafter issued by HBT to Shareholder and each certificate representing newly issued shares of stock in HBT issued by HBT to any new or existing shareholder of HBT shall have the following legend clearly imprinted on it:

         "The transfer, sale, assignment, hypothecation, encumbrance, or alienation of the shares represented by this Certificate is restricted by a First Refusal Agreement dated August __, 1996."

                  1.3 STAMPING OF CERTIFICATES. Shareholder agrees that, on the "Closing Date" (as described below), he will present his Certificate to the Secretary of HBT to have the legend referenced in the foregoing
Section 1.2 imprinted thereon.

                  1.4 RESTRICTIONS ON AFTER-ACQUIRED SHARES. The terms of this First Refusal Agreement shall apply to all HBT Stock owned by Shareholder as of the Closing Date, to any HBT Stock transferred in any manner by Shareholder, and to any additional HBT Stock that HBT may issue to Shareholder as a recapitalization, reorganization, stock dividend, stock split, or reverse stock split, or that Shareholder purchases or otherwise acquires. HBT agrees that any new shares issued by HBT shall be subject to the legend conditions set forth in Section 1.2 of this First Refusal Agreement, and that any new shareholder of HBT will be required, as a condition of acquiring shares of HBT, to execute a counterpart to this First Refusal Agreement evidencing his agreement to be bound hereunder.

         2.       CERTAIN DEFINITION5.

                  2.1 VOLUNTARY TRANSFER. A "Voluntary Transfer" is the sale, transfer, assignment, hypothecation, encumbrance or other disposal, with consideration, by Shareholder not under compulsion to do so, of all or any part of his HBT Stock. A transfer of the HBT Stock to a revocable inter vivos trust shall not be deemed a Voluntary Transfer within the terms of this First Refusal Agreement; provided, however, that the distribution of that stock to beneficiary(ies) other than the Shareholder-grantor of such a trust shall be considered a Voluntary Transfer.

                  2.2 INVOLUNTARY TRANSFER. The following shall be deemed to be "Involuntary Transfers":

                           (a)      The beginning by Shareholder of any
voluntary proceeding under the bankruptcy laws of the United States or any foreign, state, local or municipal laws for the benefit of creditors;

                           (b)      The failure of Shareholder to terminate
any involuntary proceedings under said bankruptcy laws or state, local or municipal laws within thirty (30) days of the commencement thereof;

                           (c)      A general assignment for the benefit of
creditors of Shareholder;

                           (d)      The appointment of a receiver,
conservator, trustee in bankruptcy, trustee in a dispute, or the like, to take charge of any of the HBT Stock owned by Shareholder, which appointment is not discharged within thirty (30) days;

                           (e)      Any attachment or other lien imposed by a
creditor of Shareholder on any of his HBT Stock, or other assets, not released within thirty (30) days of imposition;

                            (f)     Any transfer of HBT Stock by Shareholder
to his spouse, whether pursuant to (i) a decree of divorce or dissolution,
(ii) a property settlement agreement, (iii) a separation agreement or (iv) other marital transfer or division of property, including, but not limited to, a transfer of all or a part of the HBT Stock in recognition of his spouse's interest therein or in the event of any other Involuntary Transfer of all or a part of the HBT Stock;

                           (g)      Any transfer of HBT Stock following, and
as a result of, the death of Shareholder.

         3. SOFINOV'S OPTION TO PURCHASE THE HBT STOCK IN THE EVENT OF A VOLUNTARY TRANSFER OR NEW ISSUANCE.

                  3.1 SHAREHOLDER'S OFFER. Prior to making a Voluntary Transfer of all or any portion of his HBT Stock, Shareholder shall first deliver a written offer (the "Offer") to Sofinov, in accordance with this
Section 3, for all of the HBT Stock that he desires to so transfer. The effective date of the Offer shall be the date of its delivery to Sofinov.

                  3.2      ACCEPTANCE OF OFFER. Sofinov shall have thirty
(30) days following the date of an Offer to purchase all or any portion of the HBT Stock which is offered. To accept the Offer, Sofinov must deliver notice of its acceptance to Shareholder within the thirty (30) day period. The purchase price and terms for a Voluntary Transfer shall be the purchase price and terms as offered by Shareholder, prorated, if applicable, to reflect a purchase of less than all of the HBT Stock offered. Shareholder shall be required to represent and warrant that (i) he owns the HBT Stock, free and clear of any liens or encumbrances, and (ii) he is lawfully empowered to transfer the HBT Stock without the necessity of acquiring the consent or approval of any other person. If Sofinov fails to timely accept or reject an Offer, it shall be deemed that Sofinov has rejected it.

                  3.3      NON-ACCEPTANCE OF OFFER AND RIGHT OF FIRST REFUSAL.

                           (a)      If Sofinov does not timely accept the
Offer, Shareholder has the right to offer to sell all of his offered HBT Stock to any other person upon such terms and conditions as he deems advisable, but shall not sell them without giving Sofinov a right of first refusal (the "Right of First Refusal") to purchase the offered HBT Stock at the price and upon the terms of a bona fide written offer by such other person.

                           (b)      To implement this Right of First Refusal,
Shareholder shall deliver to Sofinov, within ten (10) days after Shareholder receives a bona fide written offer from a third party to purchase Shareholder's HBT Stock, which offer Shareholder intends to accept, written notice of the name and address of the proposed purchaser and the terms and conditions of the proposed purchase. This notice shall be deemed an offer to Sofinov. Sofinov shall have thirty (30) days after its receipt of the notice to accept that offer by giving written notice to Shareholder.

                           (c)      So long as HBT is an S-corporation for
Federal income tax purposes, Sofinov's ability to exercise the Right of First Refusal may be restricted as set forth in this paragraph 3.3(c) if and only if the proposed purchaser referred to in paragraph 3.3(b) above is a BONA FIDE purchaser and is a person who would be a shareholder of HBT without adversely affecting HBT's status as a "small business corporation" for purposes of Code Section 1361(b) or any other or successor provision governing HBT's status as an S-corporation for Federal income tax purposes. If the condition set forth in the preceding sentence is satisfied, then Sofinov may exercise its Right of First Refusal only if, concurrently with such exercise, it offers to indemnify each of the active Shareholders (not including the selling Shareholder) for any adverse Federal or state income tax consequences suffered by such Shareholder as a consequence of HBT's loss of its status as an S-corporation.

                           (d)      If neither Sofinov nor a Sofinov
Affiliate purchases all of Shareholder's HBT Stock that was the subject of the notice, Shareholder may dispose of the remaining HBT Stock that was the subject of the notice to the transferee identified in the notice, but at no lower price and on no more favorable terms than those specified in the notice, and provided further that the sale or transfer to the prospective transferee is completed within ninety (90) days of the date of the notice. After such 90-day period, if Shareholder's HBT Stock has not been sold to the prospective transferee, the HBT Stock shall once again be subject to the restrictions of this First Refusal Agreement.

                           (e)      Each transferee or any subsequent
transferee of the HBT Stock shall (i) hold the HBT Stock subject to all of the provisions of this First Refusal Agreement; (ii) make no further transfer except as provided in this First Refusal Agreement; and (iii) concurrently with the transfer of the HBT Stock, execute this First Refusal Agreement.

                  3.4      RIGHT OF FIRST REFUSAL UPON ISSUANCE BY HBT.

                           (a)      Except as provided herein, HBT shall not
grant, award or issue any new or additional shares of common or preferred stock of HBT, or grant, award or issue any rights, warrants or options for the purchase of common or preferred stock of HBT or stock or other securities convertible into common or preferred stock of HBT, including but not limited to rights or options to purchase such convertible stock or other securities (collectively, "Newly Issued Stock"), without first offering to sell the Newly Issued Stock to Sofinov as set forth in Section 3.4(b) below. This provision does not apply to the issuance of Newly Issued Stock to an employee of HBT in connection with a general compensation plan, so long as the aggregate of all transfers by HBT shareholders and any new issuances by HBT to the employee group does not exceed 5% of the outstanding shares, and the employee executes a counterpart of this First Refusal Agreement evidencing his agreement to be bound hereunder ("Permitted Employee").

                           (b)      HBT shall deliver to Sofinov, within ten
(10) days after HBT receives a bona fide written offer from a third party who is not a Permitted Employee to purchase Newly Issued Stock, which offer HBT intends to accept, written notice of the name and address of the proposed purchaser and the terms and conditions of the proposed purchase. This notice shall be deemed an offer to Sofinov. Sofinov shall have thirty (30) days after its receipt of the notice to accept that offer by giving written notice to the Secretary of HBT. If Sofinov does not purchase all of the Newly Issued Stock, HBT may sell the Newly Issued Stock, subject to the limitations described in clauses (c) and (d) of Section 3.3 of this Agreement. HBT shall amend its Articles of Incorporation to set forth the provisions of this
Section 3.4 on or prior to the Closing Date, as defined in Section 4.

         4.       FIRST REFUSAL AGREEMENT CONTINGENT UPON SOFINOV
CONTRIBUTION. This First Refusal Agreement is expressly contingent upon, and shall not be effective unless and until, the Sofinov Affiliate makes the Sofinov Contribution (the date it is made being referred to as the "Closing Date").

         5.       MISCELLANEOUS PROVISIONS.

                  5.1 INTEGRATION. This First Refusal Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any of the parties hereto not embodied in this First Refusal Agreement or in the documents referred to herein, and no party shall be bound by, or liable for, any alleged representation, promise, inducement or statements of intention not Set forth or referred to herein.

                  5.2 GOVERNING LAW, JURISDICTION AND VENUE. This First Refusal Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

                  5.3 BINDING EFFECT. All of the terms, covenants, representations, warranties and conditions herein shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto, and their respective successors, assignees and delegatees, including, but not limited to, successor corporations.

                  5.4 WAIVER. This First Refusal Agreement may not be amended, modified, superseded or cancelled, nor may any of the terms, covenants, representations, warranties or conditions hereof be waived, except by a written instrument executed by the party against whom such amendment, modification, supersedure, cancellation or waiver is charged. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation, or warranty contained herein, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

                  5.5 CONSTRUCTION. The captions and headings contained herein are for convenient reference only, and shall not in any way affect the meaning or interpretation of this First Refusal Agreement. All references in this First Refusal Agreement to a "person" mean and refer to natural persons, partnerships, corporations, trusts, associations, governmental agencies and any other entity of any kind whatsoever. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this First Refusal Agreement shall not be construed against either party based upon authorship of any of the provisions hereof.

                  5.6 COUNTERPARTS AND FACSIMILE SIGNATURES. This First Refusal Agreement may be executed by facsimile signature and executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  5.7 ATTORNEYS' FEES. In the event that any party shall bring an action in connection with the performance, breach or interpretation of this First Refusal Agreement, or in any action related to the transaction contemplated hereby, the prevailing party in such action, as may be determined by the court or other tribunal having jurisdiction, shall be entitled to recover from the losing party in such action, also as determined by the court or other tribunal having jurisdiction, all actual costs and expenses of such litigation, including attorneys' fees, court costs, costs of investigation, accounting, and other costs reasonably related to such litigation, in such amount as may be determined in the discretion of the court or other tribunal having jurisdiction of such action.

                  5.8 SEVERABILITY. In the event that any provision hereof is determined to be illegal or unenforceable, such determination shall not affect the validity or enforceability of the remaining provisions hereof, all of which shall remain in full force and effect.

                  5.9 FURTHER DOCUMENTS. The parties each hereby covenant and agree that, from time to time, after the date hereof, at the reasonable request of any party, and without further consideration, they will execute and deliver such other documents and take such other action as may be reasonably required to carry out in all respects the transactions contemplated and intended by this First Refusal Agreement.

                  5.10 NOTICES. All notices, requests, demands and other communications required or permitted to be given under this First Refusal Agreement shall be in writing and shall be conclusively deemed to have been duty given (1) when hand delivered to the other party; or (2) when received when sent by facsimile at the address and number set forth below (provided, however, that notices given by facsimile shall not be effective unless either
(a) a duplicate copy of such facsimile notice is promptly given by depositing same with first-class postage prepaid and addressed to the parties as set forth below, or (b) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this subparagraph; additionally, any notice given by telex or facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient's time) or on a nonbusiness day; or (3) five (5) business days after the same have been deposited in a post office with first-class or certified mail, return receipt requested, postage prepaid and addressed to the parties as set forth below; or (4) the next business day after same have been deposited with a national overnight or next business day delivery service reasonably approved by the parties (Federal Express, DHL WorldWide Express and US Express Mail being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

               TO SOFINOV:       Societe financiere d'innovation Inc.
                                 1981, avenue McGill College
                                 Montreal (Quebec)
                                 H3A 3C7
                                 Attention:    President
                                 Telephone:    (514) 847-2613
                                 Telecopy:     (514) 847-2628

               TO SHAREHOLDER:
                              ---------------------------------------
                              Address:
                                      -------------------------------

                              ---------------------------------------
                              Attention:
                                        -----------------------------
                              Telephone: (   )
                                         ----------------------------
                              Telecopy:  (   )
                                         ----------------------------

     TO HBT:               Hydrogen Burner Technology, Inc.
                           3925 Vernon Street
                           Long Beach, California 90815
                           Attention:    President
                           Telephone:    (310) 597-2442
                           Telecopy:     (310) 597-8780


                  5.11 GENDER AND TENSE. As used in this First Refusal Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

                  5.12 TIME. Time is of the essence in this First Refusal Agreement.

                  5.13 PARTIES IN INTEREST. Nothing in this First Refusal Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this First Refusal Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this First Refusal Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this First Refusal Agreement, nor shall any provision give any third persons a right of subrogation or action over or against any party to this First Refusal Agreement.

                  5.14 DATE AND DELIVERY OF FIRST REFUSAL AGREEMENT. Notwithstanding anything to the contrary contained in this First Refusal Agreement, the parties intend that this First Refusal Agreement shall be deemed effective, executed and delivered for all purposes under this First Refusal Agreement, and for the calculation of any statutory time periods based on the date an agreement between parties is effective, executed, and/or delivered, as of the date set forth on the first page of this First Refusal Agreement.

                  5.15 ASSIGNMENT. Neither party shall, voluntarily or by operation of law assign, hypothecate, give, transfer, mortgage, sublet, license or otherwise transfer or encumber all or any part of its rights, duties or other interest in this First Refusal Agreement, or the proceeds thereof (collectively, Assignment), without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed. Any attempt to make an Assignment in violation of this provision shall be a material default under this First Refusal Agreement, and any Assignment in violation of this provision shall be null and void.

                  5.16 COUNTING OF DAYS. If a party is required to complete the performance of an obligation under this First Refusal Agreement by a date certain and such date is a Saturday, Sunday or Federal bank holiday (collectively, a "Nonbusiness Day"), then the date for the completion of such performance will be the next succeeding day that is not a Nonbusiness Day.

                  5.17 CUMULATION OF REMEDIES. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

                  5.18 EXECUTION OF FIRST REFUSAL AGREEMENT. This First Refusal Agreement was executed voluntarily without any duress or undue influence on the part of, or on behalf of, the parties hereto. The parties acknowledge that they have read and understood this First Refusal Agreement and its legal effect. Each party acknowledges that it has had a reasonable opportunity to obtain independent legal counsel for advice and representation in connection with this First Refusal Agreement. Each party further acknowledges that it is not relying on, and it is not for the purposes of, the negotiation, execution, and delivery of this First Refusal Agreement, a client of the legal counsel employed by any of the other parties to this First Refusal Agreement,

         IN WITNESS HEREOF, this Agreement is executed in duplicate by the respective, duly authorized officers of the parties as of the day and year first above written.

                                 "SOFINOV"

                                 SOFINOV SOCIETE FINANCIERE
                                 D'INNOVATION INC.,

                                 ---------------------------------------------

Attest:                          By:
                                    ------------------------------------------

                                 Its:
                                     -----------------------------------------

                                 "SHAREHOLDER"

Attest:                          David M. Moard
                                 ---------------------------------------------

                                 ---------------------------------------------

                                 "HBT"

                                 HYDROGEN BURNER TECHNOLOGY, INC.,
                                 a California corporation

Attest:                          By:
                                    ------------------------------------------

                                 Its:
                                     -----------------------------------------

                                    EXHIBIT A
                             FIRST REFUSAL AGREEMENT


     Existing HBT shareholders (Paragraph 1.1 (c), Page 1):
             David & Susan Moard
             Leonard & Rosalind Greiner
             Joseph & Maxine Stell
             Ronald & Maryann Stell
             Eric & Nancy Stell
             Albert & Thelma Family Trust
             D.V. & Harriet Wedeman
             Thomas & Brenda McMahon
             John & Linda Okerblom
             Bharat & Varsha Bhatt

     Approved transferees (Paragraph 1.1 (d), Page 1):
             Hydrogen Burner Technology, Inc.
             Larry Frost
             Richard Woods
             Hazen Burford